Exhibit 10.42
Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.
Execution Copy
AMENDED AND RESTATED
RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT
AMONG
NEOSE TECHNOLOGIES, INC.
AND
NOVO NORDISK A/S
AND
NOVO NORDISK HEALTH CARE AG
DATED AS OF OCTOBER 31, 2006

******	— Material has been omitted and filed separately with the Commission.

******	— Material has been omitted and filed separately with the Commission.

AMENDED AND RESTATED
RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT
     This AMENDED AND RESTATED RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (“Agreement”), is dated as of October 31, 2006 (the “Restatement Date”), among Neose Technologies, Inc., a Delaware corporation (“Neose”), and Novo Nordisk A/S, a Danish corporation, and Novo Nordisk Health Care AG, a Swiss Corporation (collectively, “Novo”).
BACKGROUND
     Neose and Novo are parties to two Research, Development and License Agreements, dated September 30, 2002 and October 28, 2002, respectively, relating to the use of Neose’s technologies on Novo’s recombinant human Factor VII and Factor VIIa. Additionally, Novo and Neose entered into a Research, Development and License Agreement dated November 17, 2003, as amended by letter agreements dated December 18, 2003 and October 12, 2004 and by Amendment Number 3 dated December 15, 2005 (collectively, the “Amendments”), respectively (as so amended, the “Original Agreement”), pursuant to which Novo and Neose are collaborating to develop a long-acting Factor VII compound.
     Novo and Neose desire to amend and restate the Original Agreement to further amend the Original Agreement and to incorporate all of the Amendments into one document.
     Contemporaneously with the execution and delivery of the Original Agreement, Neose and Novo entered into another Research, Development and License agreement regarding coagulation Factors VIII and IX.
TERMS
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained in this Agreement, and intending to be legally bound hereby, Novo and Neose agree as follows:
     1. DEFINITIONS. Capitalized terms not otherwise defined shall have the meaning set forth in this Section 1.
          1.1 “******” means any New Product that incorporates a ******.
          1.2 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. Without limiting the foregoing, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person.
          1.3 “Blocking Patent” means any Patent Rights claimed to be owned or Controlled by a Third Party with respect to which Patent Rights an assertion is being made by or on behalf of the Third Party that the use of the Neose Technology under this Agreement infringes such Person’s Patent Rights.

******	— Material has been omitted and filed separately with the Commission.

          1.4 “Calendar Quarter” means any of the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 during the Term.
          1.5 “Calendar Year” shall mean the respective periods of twelve (12) consecutive calendar months ending on December 31 during the Term.
          1.6 “Carved Factor VII Claims” shall mean any Potential Carved Factor VII Claim with respect to which the parties have filed, in accordance with Section 6.4.2, a separate patent application.
          1.7 “Commercially Reasonable Efforts” shall mean efforts and resources normally used by a Party in similar undertakings, taking into account the proprietary position of the product or technology involved, the regulatory structure involved, the profitability of such undertaking, the competitiveness of the relevant marketplace, and other relevant factors.
          1.8 “Commercial Sale” means any sale of a New Product by Novo, its Affiliates, or Sublicensees to a Person other than their respective Affiliates or Neose.
          1.9 “Confidential Information” shall mean any of the Disclosing Party’s proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, the identity of the Novo Materials, information relating to the Novo Materials, service plans, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to the Recipient by or on behalf of the Disclosing Party, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property.
          1.10 “Control” or “Controlled” means possession of the ability of one party to grant the licenses or sublicenses to the other party as provided for herein without violating the terms of an agreement or other arrangement with a Third Party existing before or after the Effective Date.
          1.11 “Designated Representative” means, in the case of Neose, its President and Chief Executive Officer, or such other person designated by Neose in writing from time to time to Novo, and, in the case of Novo, its Executive Vice President and Chief Science Officer, or other such other person designated by Novo in writing from time to time to Neose.
          1.12 “Disclosing Party” is used as defined in Section 9.1.
          1.13 “Effective Date” shall mean the date of execution of the Original Agreement by both Parties.

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          1.14 “Factor VIII and IX Agreement” means the Research, Development and License Agreement between Neose and Novo with respect to coagulation Factor VIII and IX, entered into contemporaneously with the execution of the Original Agreement.
          1.15 “FDA” means the United States Food and Drug Administration and any successor agency.
          1.16 “Field of Use” means the development and commercial manufacture of New Product for ******.
          1.17 “GMPs” shall mean current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the manufacture, processing, packing and holding of biological products, all as set forth from time to time by the FDA, including all amendments and supplements thereto throughout the term of this Agreement.
          1.18 “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          1.19 “Improvements” means any and all developments, discoveries, inventions, additions, amendments, modifications, ideas, processes, methods, compositions, formulae, techniques, information and data, whether or not patentable, conceived, developed or reduced to practice, that improve or beneficially change, or enhance the economic and technical attributes of, any Know-How or Patent Rights or any process, device or composition.
          1.20 “IND” means an application for an Investigational Exemption for a New Drug filed with the FDA, or any comparable filing made with a regulatory authority outside the United States.
          1.21 “Joint Improvements” means any and all Improvements made, conceived or reduced to practice jointly by Neose and Novo in the conduct of the Work Plan under this Agreement, whether patentable or not, other than Neose Improvements and Novo Improvements.
          1.22 “Know-How” means any and all formulae, procedures, processes, methods, designs, know-how, show-how, trade secrets, discoveries, inventions (whether or not patentable), patent applications, licenses, software and source code, programs, prototypes, designs, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship, whether or not reduced to writing.
          1.23 “M1 Profile for the New Product” means the parameters for candidate selection required for PEG-F7a set forth on Exhibit 1.23, as amended from time to time in accordance with Section 2.2.
          1.24 “Mutual Nondisclosure Agreement” means the Amended and Restated Mutual Nondisclosure Agreement between the Parties dated November 25, 2002.
          1.25 “Neose Exclusive Compounds” shall mean any and all forms of ****** including, but not limited to, with respect to either of the foregoing: full length proteins, truncated proteins, fusion proteins, analogs, mutants, splice variants, and conjugates with other molecular entities such as proteins, peptides, organic or inorganic substances.

******	— Material has been omitted and filed separately with the Commission.

          1.26 “Neose Improvements” means any and all Improvements relating to the Neose Technology made, conceived, or reduced to practice by (i) either Neose or Novo or both in the conduct of the Work Plan under this Agreement, (ii) either Neose or Novo or both under this Agreement, (iii) Novo in the practice of any Neose Technology under the licenses granted to Novo in Section 5.1, or (iv) Novo in the conduct of any activity using any Ownership Rights assigned to Novo pursuant to Section 6.4.1, in each case of (i), (ii), (iii) or (iv), other than the Novo Materials, the Novo Materials modified using the Neose Technology and New Product. Specifically excluded from “Neose Improvements” are (1) formulations, combinations and methods of treatment to the extent relating to Novo Materials, the Novo Materials modified using the Neose Technology and New Products and (2) analytical techniques and purification methods invented, developed or reduced to practice solely by Novo that did not originate from or are not derived from Neose (collectively, the “Techniques”)
          1.27 “Neose Improvement Claim” shall mean any Neose License Claim that relates to a Neose Improvement.
          1.28 “Neose Intellectual Property” means Neose Technology and the Neose Improvements.
          1.29 “Neose License Claim” shall mean a claim in or supportable by Patent Rights listed in Section 16.2 (including any Patent Rights claiming priority to such listed rights) and Controlled by Novo encompassing within its scope: (i) any methods of ******; (ii) any compositions-of-matter or methods of treatment specifically naming Neose Exclusive Compounds derived from or used in the practice of such methods described in clause (i) above; (iii) any compositions-of-matter or methods of treatment related to any compound other than the Neose Exclusive Compounds, any and all forms of ******, or Novo Materials derived from or used in the practice of such methods described in clause (i) above; wherein any claim encompassed by clauses (i), (ii) or (iii) must also be encompassed within the scope of a claim supportable by any Patent Right listed in the listing of patents and patent applications dated October 13, 2006 which has been certified by Neose and delivered to Novo prior to the date hereof; or (iv) any Neose Improvements made or reduced to practice by Novo.
          1.30 “Neose Patents” means (a) all Patent Rights relating to methods and processes for glycosylation design and remodeling of proteins, peptides and antibodies that are Controlled by Neose, including, but not limited to: (i) the Patent Rights listed in Exhibit 1.30, (ii) the Patent Rights developed by Neose in the conduct of the Work Plan during the Term of this Agreement, and (iii) any later acquired Patent Rights Controlled by Neose and used to develop any New Product, and (b) all Patent Rights Controlled by Neose that would be infringed by the research, development (including clinical development), manufacture, making, use, marketing, promotion, sale, offer for sale, distribution, import and export of New Products in the Territory.

******	— Material has been omitted and filed separately with the Commission.

          1.31 “Neose Project-Related Costs” means Neose’s costs of conducting the Work Plan, which shall be determined in accordance with this Agreement and calculated as follows: (i) with respect to personnel, at the rate of ******; and (ii) with respect to materials, at the ******.
          1.32 “Neose Technology” means the Neose Patents and any Know-How Controlled by Neose relating to methods and processes for the ******, including, without limitation, its GlycoAdvance®, GlycoPEGylation™ and GlycoConjugation™ technologies, and other ****** processes, and all Know-How resulting from work conducted by Neose during the Term.
          1.33 “Net Sales” means proceeds from Commercial Sales of New Products by Novo, its Affiliates or Sublicensees to Third Parties, after deducting (to the extent actually incurred or reasonably estimated and accrued in accordance with Generally Accepted Accounting Principles in the United States and to the extent not already deducted in the amount invoiced): (i) reasonable trade, cash and quantity discounts or rebates (other than price discounts granted at the time of sale), reasonable service allowances and reasonable required agent’s commissions, if any, allowed or paid, (ii) credits or allowances actually given or made for rejection or return of previously sold products or for retroactive price reductions (including Medicare, Medicaid, and/or discounts and similar types or rebates and/or discounts), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount (excluding income and franchise taxes), as adjusted for rebates and refunds, and (iv) charges actually incurred for freight and insurance directly related to the distribution of New Products (excluding amounts reimbursed by Third Party customers). A “Commercial Sale of a New Product” is deemed to occur when the invoice is issued, or if no invoice is issued, upon the earlier of shipment or transfer of title in the New Product to a Third Party. In the event that New Product is sold or distributed for use in combination with or as a component of another product or products (a “Combination Product”), the calculation of Net Sales from such Combination Product shall be determined as set forth below:
If all of the active ingredient components of a Combination Product are also sold separately and in identical strengths to those contained in the Combination Product, then the following shall apply: Net Sales shall be calculated as set forth above on the basis of the gross invoice price of a New Product containing the same weight of the licensed active ingredient constituent sold independently [A], divided by the sum of the gross invoice price of all of the active ingredient constituents sold independently [B + A], multiplied by the gross invoice price of the Combination Product, as shown by the following formula:

Net Sales =	[A]	x [gross invoice price of the Combination Product]

[B + A]
The distribution costs associated with any Combination Product will be allocated in the same proportion among the licensed active ingredient components and all other active ingredient components.

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If the active ingredient components of a Combination Product are not sole separately in identical strengths to those contained in the Combination Product, then the parties agree to negotiate in good faith the calculation of Net Sales with regard to such Combination Product.
          1.34 “New Product” shall mean the following: (a) any of the Novo Materials modified using either (i) the Neose Technology, (ii) any Neose Improvements, or (iii) any combination of all or some of (i) and (ii) above, and (b) any Novo Materials covered by any Carved Factor VII Claims (except to the extent such claims constitute Novo Improvements) .
          1.35 “Novo Improvements” means any and all Improvements that are related to the Novo Materials and/or any of the New Products made, conceived or reduced to practice by Novo or Neose or both, other than Neose Improvements.
          1.36 “Novo Materials” means any and all forms of Factor VII and Factor VIIa, including, but not limited to, full length rFVII, truncated rFVII, ****** such as ****** substances.
          1.37 “Novo Technology” means the Patent Rights and Know-How Controlled by Novo relating to the Novo Materials .
          1.38 “Ownership Rights” means any and all right, title and interest under patent, copyright, trade secret and trademark law, or any other intellectual property or other law, in and to any Know-How, Patent Rights, or Improvements.
          1.39 “Parties” means Neose and Novo, collectively.
          1.40 “Party” means Neose or Novo, as the context requires, or each of Neose and Novo, individually.
          1.41 “Patent Rights” shall mean individually and collectively any and all patents and/or patent applications and provisional applications, all inventions disclosed therein, and any and all continuations, continuations-in-part, continued prosecution applications, divisions, renewals, patents of addition, reissues, confirmations, registrations, revalidations, revisions and re-examinations thereof, utility models, petty patents, design registrations and any and all patents issuing therefrom and any and all foreign counterparts thereof and extensions of any of the foregoing including without limitation extensions under the U.S. Patent Term Restoration Act, extensions under the Japanese Patent Law, and Supplementary Protection Certificates (SPCs) according to Counsel Regulation (EEC) No. 1768/92 and similar extensions for other patents under any applicable law in any country of the world.
          1.42 “Permit” means any governmental or regulatory filing, submission, approval, permit or license that is required by applicable law in any jurisdiction worldwide for clinical trials, Commercial Sales or other use of any of the New Products.
          1.43 “Person” means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, government, governmental agency, authority or instrumentality, or any other form of entity not specifically listed in this Agreement.

******	— Material has been omitted and filed separately with the Commission.

          1.44 “Potential Carved Factor VII Claims” shall mean ******.
          1.45 “Product-Candidate” means any new ****** product-candidate Controlled by Neose during the Term.
          1.46 “Project” means the project to be conducted hereunder by the Parties in accordance with the Work Plan.
          1.47 “Project Manager” means the project managers described in Section 2.4.1.
          1.48 “Reagents” means the enzymes and sugar nucleotides required to use the Neose Technology in the manufacture of New Products.
          1.49 “Recipient” is used as defined in Section 9.1.
          1.50 “Regulated Market” means any jurisdiction worldwide that requires a Permit for clinical trials, Commercial Sales or any other use of a New Product.
          1.51 “Regulatory Approval” means any marketing authorization (including authorizations approving a Biologics License Application) required for a New Product, exclusive of any pricing or third-party reimbursement approval.
          1.52 “Required Agreement” means any agreement with a Sublicensee required under Section 5.1.3.
          1.53 “******”******.
          1.54 “Steering Committee” means the steering committee established pursuant to Section 2.4.2, or any successor group appointed by the Parties.
          1.55 “Sublicensee” means a sublicensee of Novo’s rights under Section 5.
          1.56 “Supply Agreement” means the supply agreement to be entered into between Neose and Novo in accordance with Section 8.
          1.57 “Territory” means the world.
          1.58 “Term” means the term of this Agreement, which shall commence on the Restatement Date and shall expire or terminate as described in Section 12.
          1.59 “Third Party” means any Person other than Novo, Neose, or their respective Affiliates.
          1.60 “Valid Patent Claim” means a claim of an issued and unexpired patent forming part of the Neose Patents or the Carved Factor VII Claims that has not been held revoked, unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, or unappealable or unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. For the purposes of determining royalties due and payment obligations under this Agreement, any claim being prosecuted in a pending patent application included in the Neose Patents or the Carved Factor VII Claims shall be deemed a Valid Patent Claim, provided that such claim is not pending, other

******	— Material has been omitted and filed separately with the Commission.

than because of any action taken by Novo or Affiliate of Novo, ****** in which the subject matter of the claim is disclosed, after which period it shall cease to be considered a Valid Patent Claim until the patent issues.
          1.61 “Work Plan” means the Work Plan attached hereto as Exhibit 2.2, and, unless otherwise specified, as amended from time to time in accordance with Section 2.2.
     2. CONDUCT OF THE PROJECT AND COMMERCIALIZATION EFFORTS
          2.1 Conduct. Commencing promptly after the Restatement Date, Neose and Novo will continue to use Commercially Reasonable Efforts to carry out their respective obligations under the Work Plan.
          2.2 Creation and Modification of Work Plan. Attached hereto as Exhibit 2.2 is the Work Plan, setting forth a project summary and timetable for the research and development, scale-up and technology transfer activities to be conducted under this Agreement. Neose shall be responsible for the development of validated, GMP processes for the production of Reagents for use in the manufacture of New Products and protocols for the use of the Reagents in the manufacture of New Products by Novo, all as set forth in Exhibit 2.2. The Work Plan may be amended or modified from time to time, but only in a writing signed by each Party’s Designated Representative and specifying the Parties’ estimate of any additional Neose Project-Related Costs that will be paid by Novo as a result of such amendment.
          2.3 Funding.
               2.3.1 Estimate. The Neose Project-Related Costs are estimated to be ******, plus the cost of materials. This estimate is based upon the Work Plan set forth in Exhibit 2.2. If the Parties amend the Work Plan in a manner that requires any new product or service to be provided by Neose (e.g., a new Reagent, expression system, scale up activity) which is not currently incorporated in the Work Plan, the Parties shall agree in writing on any increase in the Neose Project-Related Costs that are authorized in connection with such amendment.
               2.3.2 Payment. Novo will pay for the Neose Project-Related Costs ******. No earlier than thirty (30) days before the beginning of each Calendar Quarter following the Restatement Date, Neose will invoice Novo for such amount based on a budgeted estimate of Neose Project-Related Costs for such Calendar Quarter. Within thirty (30) days after the end of each Calendar Quarter, Neose shall submit to Novo a written report setting forth the actual Neose Project-Related Costs for such Calendar Quarter, and shall, as applicable, pay to Novo any amounts paid by Novo for such Calendar Quarter in excess of the actual Neose Project-Related Costs shown in such report, or invoice Novo for any additional amounts owed hereunder. Novo will pay all invoices delivered under this Section 2.3 within ****** days after receipt.

******	— Material has been omitted and filed separately with the Commission.

          2.4 Management of Project
               2.4.1 Project Managers. The Project Managers existing as of the Restatement Date are Henning Stennicke for Novo and Megan Townsend for Neose and each shall remain the Project Managers immediately following the Restatement Date. The Project Managers shall keep each other reasonably informed of the progress under the Work Plan and shall be responsible for maintaining appropriate records of the deliberations and decisions of the Project Managers and the Steering Committee. The Project Managers shall be responsible for overseeing and directing the day-to-day activities conducted at their respective sites in accordance with the Work Plan and suggesting changes for consideration by the Steering Committee. A Party may change its Project Manager at any time, and from time to time, effective upon notice to the other Party of such change.
               2.4.2 Establishment and Responsibilities of Steering Committee. As of the Restatement Date the Steering Committee will consist of Søren Bjørn, Peter Nielsen and Ulla Grove Sidelman representing Novo and David A. Zopf, M.D., Kathryn J. Gregory and Elliot Morales, Jr. representing Neose. The responsibilities of the Steering Committee are to monitor the progress of the Work Plan, to evaluate and recommend to the Parties any proposed amendments or modifications to the Work Plan and the costs thereof, to approve and monitor compliance with any publication policy provided to it by Novo, and to carry out all other obligations assigned to it under this Agreement or by the Parties. Each Party may designate a co-chairperson and secretary of the Steering Committee.
               2.4.3 Action by Steering Committee and Dispute Resolution. The Steering Committee shall consist of such number of members and alternate members as the Parties may determine from time to time. Each Party shall appoint fifty percent (50%) of the permanent and alternate members of the Steering Committee. The members of the Steering Committee shall include members of senior management of each Party. The members of the Steering Committee representing a Party and present at a meeting shall have one vote, collectively. If the Steering Committee cannot reach agreement on any matter, ****** shall be entitled to ******; provided, however, that if the Steering Committee cannot reach agreement on any matter involving a change in the scope of work to be conducted by ****** under the Work Plan, the schedule of the work to be conducted by ****** under the Work Plan, or the ******, such dispute shall resolved in accordance with Section 13.
               2.4.4 Changes to Steering Committee. Each Party may remove and replace its representatives on the Steering Committee at any time, without cause, upon written notice to the other Party. An alternate member designated by a Party shall be entitled to participate in the absence of a permanent member designated by such Party. All references to “members” in this Agreement refer to the then permanent members of the Steering Committee and any alternate member acting in the place of a permanent member.
               2.4.5 Meetings. Regular meetings of the Steering Committee shall be scheduled by the Project Managers or the secretary of the Steering Committee designated by either Party. Special meetings of the Steering Committee may be called by the Project Managers or by

******	— Material has been omitted and filed separately with the Commission.

any two or more members, at least one of whom represents each Party. Meetings may be in person or by teleconference or videoconference, and notice of meetings may be by email. Each Party will bear its own costs in connection with the management of the Project and the Steering Committee.
               2.4.6 No Waiver. No action, nor any failure to act, by the Steering Committee shall alter, amend, waive or otherwise affect the obligations of the Parties under this Agreement. The Parties may amend this Agreement only in accordance with Section 15.6, and a Party may waive any of its rights under this Agreement only in accordance with Section 15.9.
          2.5 Cooperation. Throughout the Project, each Party shall cooperate with the other in the conduct of the Work Plan, and will provide such information in its possession or under its Control to the other Party as is reasonably necessary for the other Party to comply with and satisfy the requirements of any and all international, national, state, local or other laws, treaties, rules, procedures or regulations for purposes of this Agreement, or to carry out its obligations under this Agreement.
          2.6 Permits. Prior to the commencement of any clinical trials, Commercial Sales or other use of any New Product in a Regulated Market, Novo shall obtain at its expense all Permits required for such activity in the applicable jurisdictions. Novo shall submit all applications for Permits for the New Products in the name of Novo or its Affiliates. Novo shall hold all such Permits, if and when granted, in its name alone. Neose, at Novo’s expense, shall provide reasonable assistance and technical support to Novo in obtaining the Permits for the New Products. Novo shall pay all expenses with respect to obtaining the Permits for the New Products including, without limitation, the cost of clinical trials and preparation and prosecution of permit applications. Novo shall be solely responsible for renewing any Permits at its expense. Neose shall supply Novo, at Novo’s expense, with Reagents for producing New Products under the terms and conditions of the Supply Agreement.
          2.7 Additional Development and Commercialization Activities. Except as set forth in the Work Plan or the Supply Agreement, Neose shall not have any obligation to perform any further research, development, technology transfer, technical support, improvements, modifications, or other activities. Novo shall use Commercially Reasonable Efforts to obtain Regulatory Approvals for, and Commercial Sales of, each New Product.
     3. FEES AND DEVELOPMENT PAYMENTS
          3.1 License Fee. In consideration of the licenses granted by Neose under this Agreement and the Factor VIII and IX Agreement, Novo paid Neose a one-time, nonrefundable upfront fee of ****** within ten (10) days after the Effective Date.
          3.2 Milestone Payments Relating to Development of the New Product. In consideration of the development efforts of Neose under the Work Plan, Novo shall pay Neose the amount of each milestone payment set forth in this Section 3.2 with respect to the development of the New Product. With respect to the milestone payment described in Section 3.2.1 the Parties agree that Neose shall have earned the right to receive a milestone payment solely as a result of the achievement of the milestone event. With respect to the milestone payments described in Sections 3.2.2 through 3.2.8, the Parties agree that Neose shall have earned the right to receive a milestone

******	— Material has been omitted and filed separately with the Commission.

payment, and Novo shall be obligated to pay the milestone payment and shall have met its diligence obligations with respect to the milestone, in each case, as a result of either (i) the achievement of the milestone event prior to the occurrence of the corresponding anniversary date or (ii) the occurrence, alone, of the corresponding anniversary date.
               3.2.1 ****** for the achievement of In Vivo Biological Success, defined as improved pharmacokinetics of New Product (modified) in dogs when compared to Novo Materials (unmodified) as follows: ******, using the assay attached hereto as Exhibit 3.2.1. The New Product and Novo Materials will be administered in equi-molar concentrations.
               3.2.2 ****** upon the earlier to occur of: (i) the first date on which there shall be a candidate which has been shown to meet the ****** for the New Product, and Neose shall have delivered to Novo ****** for the production of such candidate; and (ii) the ****** anniversary of the Effective Date.
               3.2.3 ****** upon the earlier to occur of ****** of an ****** with respect to the New Product or the ****** anniversary of the achievement of the milestone (or occurrence of the date) described in Section 3.2.2 above.
               3.2.4 ****** upon the earlier of ****** of the ****** of the New Product ****** or the ****** anniversary of the achievement of the milestone (or occurrence of the date) described in Section 3.2.3 above.
               3.2.5 ****** upon the earlier to occur of ****** of the ****** of the New Product or the ****** anniversary of the achievement of the milestone (or occurrence of the date) described in Section 3.2.4 above.
               3.2.6 ****** upon the earlier to occur of the first ****** for the New Product or the ****** anniversary of the achievement of the milestone (or occurrence of the date) described in Section 3.2.5 above.
               3.2.7 ****** upon the ****** of the New Product in ******.
               3.2.8 ****** upon the ****** of the New Product in ******.
          3.3 Restriction on Multiple Milestone Payments. The Parties acknowledge and agree that at anytime prior to the ****** for the New Product, the Steering Committee may decide to continue the development of the New Product solely with a back-up candidate if a candidate initially taken into development should fail for ****** reasons, including, but not limited to, ******, or the occurrence of ******. In the event that the Steering Committee makes such a decision, this Agreement shall be amended to reflect, among other things, the resulting changes to the Work Plan and the Neose Project-Related Costs mutually agreed upon by the Parties. In such event, Novo ****** be required to ****** each of the milestone payments set forth in Sections 3.2.2 through 3.2.5.
          3.4 Coordination with Factor VIII and IX Agreement. The Parties agree that it may be appropriate to adjust one or more of the anniversary dates set forth in Sections 3.2.2 through 3.2.5 as a result of ****** limitations (e.g., ******) that may be encountered by Novo if the

******	— Material has been omitted and filed separately with the Commission.

New Product and either or both of the products being developed under the Factor VIII and IX Agreement are scheduled to pass through the same ****** at the same time. Novo may request such an adjustment at any time, and from time to time, by providing notice of the proposed adjustment to Neose. Promptly after receipt of such a notice, the Steering Committee shall meet to evaluate the request. Within thirty (30) days after Novo provides such notice, the Steering Committee shall provide a written recommendation to both Parties with respect to such request. Within fifteen (15) days after receipt of any such recommendation, the Steering Committee shall meet to discuss the recommendation and, if mutually agreeable, to negotiate and propose to the Parties the terms of amendment(s) to the Work Plan and this Agreement which would permit Novo to continue developing the New Product and the ****** Factor VIII and IX ****** in a practical and efficient manner, with the goal of minimizing the aggregate time to market for the New Product and the ****** Factor VIII and IX ******.
          3.5 Milestone Payments Relating to Development of the ******. In consideration of the development efforts of Neose under the Work Plan related to the ******, Novo shall pay Neose the amount of each milestone payment set forth in this Section 3.5. The Parties agree that Neose shall have earned the right to receive each respective milestone payment set forth in this Section 3.5, and Novo shall be obligated to pay such milestone payment, in each case, as a result of either (i) the achievement of the milestone set forth for such payment, or (ii) the failure by Novo to inform Neose within 30 days after the receipt of the material, results or data provided by Neose that the applicable milestone set forth in Sections 3.5.1 or 3.5.2 was not achieved. For each milestone set forth in Sections 3.5.1 and 3.5.2, upon the occurrence of (i) or (ii) above, Neose shall issue an invoice to Novo and payment of the respective milestone payment shall be due upon the later of (a) 30 days following the receipt of such invoice by Novo and (b) January 1, 2006.
               3.5.1 Novo will pay Neose ****** upon delivery of approximately ****** of ****** (******) meeting the ****** criteria set forth in Exhibit 3.5 or as provided in clause (i) of Section 3.5. The Parties acknowledge that the amount set forth in this Section 3.5.1 has been paid prior to the Restatement Date.
               3.5.2 Novo will pay Neose ****** upon the delivery of approximately ****** of ****** meeting the ****** criteria set forth in Exhibit 3.5 or as provided in clause (ii) of Section 3.5.
               3.5.3 In the event that, notwithstanding good faith efforts on the part of Neose to meet the milestones set forth in Section 3.5.1 and 3.5.2, neither milestone has been met by Neose, Novo will pay the milestone payments provided for in Sections 3.5.1 and 3.5.2 upon delivery by Neose to Novo of ****** for use in the production by Novo of ******.

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     4. PRODUCT PAYMENTS AND ROYALTIES
          4.1 Royalties on Net Sales. Novo will pay to Neose royalties as a percentage of annual Net Sales of each New Product during the Term at the applicable rates set forth in this Section 4.1 and in accordance with this Section 4:
               4.1.1 ****** of annual Net Sales of the New Product up to ******.
               4.1.2 ****** of annual Net Sales of the New Product over ******.
          4.2 Minimum Royalties. Commencing with the first ****** of the ****** full Calendar Year following the First Commercial Sale of New Product, Novo will pay minimum royalties in respect of the New Product for such Calendar Year and ****** during the Term, in the amounts set forth in this Section 4.2 and in accordance with this Section 4:
               4.2.1 For the ****** Calendar Year following the First Commercial Sale of the New Product: ******.
               4.2.2 For the ****** Calendar Year following the First Commercial Sale of the New Product: ******.
               4.2.3 For the ****** Calendar Year following the First Commercial Sale of the New Product and ****** thereafter: ******.
All minimum royalty payments made in accordance with this Section 4.2 shall be ****** against royalties payable under Section 4.1 in respect of the New Product in the same or any subsequent Calendar Quarter during the same Calendar Year.
          4.3 Competitive Product(s). If a Competitive Product (as defined below in this Section 4.3) reaches a ****** equal to or greater than ****** percent (******%) of the market for a New Product marketed by Novo, then the royalties otherwise payable in accordance with Section 4.1, and the minimum royalties otherwise payable in accordance with Section 4.2, with respect to the New Product shall be ****** by the applicable percentage set forth below:
     Market Share of Competitive Product ****** Royalty Rate Otherwise Payable
          More than ******
          More than ******
          More than ******
          More than ******
For purposes of this Section 4.3, “Competitive Product” means any product marketed by a Third Party that is not a Sublicensee of Novo, which product is a ****** Factor VIIa with a ****** substantially equivalent to or better than the ****** of the New Product marketed by Novo.
          4.4 Royalty Payments. Novo shall make royalty payments to Neose on a quarterly basis, within forty-five (45) days after the end of each Calendar Quarter. Royalty payments due under Section 4.1 shall commence, with respect to each New Product in each country, on the date of first Commercial Sale in such country.

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          4.5 Currency Conversion. If any currency conversion from a foreign currency into United States Dollars shall be required in connection with the calculation of Net Sales, such conversion shall be made using the average exchange rate for the applicable Calendar Quarter, as reported by the Wall Street Journal.
          4.6 Payment Reports. Within forty-five (45) days after the close of each Calendar Quarter, Novo shall furnish to Neose a written report showing in reasonably specific detail, on a country-by-country basis for each New Product:
               4.6.1 All Net Sales of the New Product during such quarter expressed in United States Dollars.
               4.6.2 The exchange rates used in determining Net Sales of the New Product in United States Dollars in accordance with Section 4.5.
               4.6.3 Royalties payable in United States Dollars based upon such Net Sales of the New Product during such quarter.
          4.7 Payment Method. Novo shall make all payments under this Agreement in United States Dollars by bank wire transfer in immediately available funds to Hudson United Bank, ABA #******, Acct Name: Neose Technologies, Inc., Acct # ******, or to such other account as Neose shall designate to Novo in writing before such payment is due.
          4.8 Records; Audits. Novo shall, and shall cause its Affiliates and Sublicensees, if any, to keep complete, true, and accurate books of account and records in connection with the production and Commercial Sales of New Products in sufficient detail to permit accurate determination of all figures necessary for verification of payments required to be made by Novo under this Agreement. Novo shall, and shall cause its Affiliates and Sublicensees, if any, to, maintain such records for at least ****** years following the end of the quarter to which such books and records pertain. Neose shall have the right, at its expense, through a certified public accounting firm reasonably acceptable to Novo, to examine the records required to be maintained by Novo, its Affiliates and Sublicensees under this Section 4.8 upon reasonable notice and during regular business hours prior to the termination or expiration of this Agreement and for ****** years thereafter for the purpose of verifying the reports delivered pursuant to Section 4.6 provided that such examination shall not take place more often than once a year. Novo may require such certified public accounting firm to sign a confidential disclosure agreement prior to permitting such certified public accounting firm to have access to its books, records or facilities. Such accounting firm shall report to Neose only whether or not the reports submitted by Novo are accurate for the period covered and the details concerning any identified discrepancies. If any such audit uncovers an underpayment, Novo shall promptly pay to Neose the amount of such underpayment. If any such underpayment exceeds ****** of the amount due, Novo shall pay the entire expense of such audit within ****** after invoice.

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          4.9 Taxes. Novo may deduct the amount of any taxes imposed on Neose which are required to be withheld or collected by Novo or its Sublicensees under the laws of any country from amounts owing to Neose hereunder to the extent Novo, its Affiliates or Sublicensees pay such withholding taxes to the appropriate governmental authority on behalf of Neose and promptly deliver to Neose a receipt or other proof of payment of such taxes.
     5. INTELLECTUAL PROPERTY GRANTS AND RIGHT OF NEGOTIATION
          5.1 Neose Technology. Subject to the terms and conditions of this Agreement, Neose hereby grants, and agrees to grant, to Novo, as of the Effective Date, the following rights and licenses:
               5.1.1 Exclusive License. As of the Effective Date, Neose hereby grants, and agrees to grant, to Novo an exclusive (even as to Neose), royalty-bearing license under the Neose Intellectual Property in the Field of Use during the Term, (i) to conduct research, sample, develop (including clinical development), manufacture, make, use, market, promote, sell, offer for sale, have sold, distribute, import and export New Products in the Territory, and (ii) to use the Reagents in the Territory solely for the purpose of making New Products. Such license does not permit Novo (x) to practice or use the Neose Intellectual Property outside the Field of Use or (y) to sublicense any of its rights without the prior written approval of Neose, except as provided in Section 5.1.2.
               5.1.2 Limited Sublicense Rights. Novo shall be entitled to grant full sublicenses to its Affiliates and limited sublicenses to its distribution, marketing and/or sales partners, in each case, in compliance with the provisions of this Section 5.1.2 and Section 5.1.3. In any sublicense granted under this Section 5.1.2 to a Third Party that is not an Affiliate of Novo, Novo may grant the Sublicensee only the following rights: to market, promote, sell, offer for sale, have sold, distribute, import and export New Products for Novo. Novo shall not be entitled to disclose any Confidential Information of Neose to a non-Affiliate Sublicensee under a sublicense permitted to be granted under this Section 5.1.2. Novo shall include in each sublicense granted under this Section 5.1.2 all of the terms and conditions necessary to ensure Novo’s compliance with this Agreement, and the provisions of Section 5.1.4 shall apply to each sublicense granted under this Section 5.1.2.
               5.1.3 Required Agreement for Certain Proposed Sublicensees. Prior to entering into discussions with any proposed sublicensee, Novo shall identify the proposed sublicensee to Neose. If the proposed sublicensee is not an Affiliate of Novo, Novo shall obtain the approval of Neose prior to entering into such discussions and shall obtain the proposed sublicensee’s execution and delivery to Neose of a non-disclosure and non-use agreement substantially in the form attached hereto as Exhibit 5.1.3. If the proposed sublicensee is an Affiliate of Novo, Novo may enter into the proposed sublicense without obtaining the approval of Neose if: (i) the sublicense between Novo and the Sublicensee/Affiliate provides that Neose is a third-party beneficiary of the Sublicense, and (ii) Neose receives an original fully executed copy of the sublicense between Novo and the Sublicensee/Affiliate within five (5) business days after its execution.

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               5.1.4 Liability. Novo shall remain primarily liable to Neose for the performance by each Affiliate and Sublicensee in accordance with the terms and conditions of this Agreement, and each sublicense shall terminate upon the termination of this Agreement or any breach by the Sublicensee of the Required Agreement between Neose and the Sublicensee, if any.
               5.1.5 Reservation of Rights. Neose hereby reserves to itself all right, title and interest in and to the Neose Intellectual Property not expressly granted in Section 5.1. Without limiting the foregoing, in no event shall this Agreement be construed to prohibit Neose from engaging in any of the following activities: (a) practicing the processes, methods and Know-How of the Neose Intellectual Property outside of the Field of Use, including, without limitation, with proteins that may be considered competitive with any of the New Products, subject, however, to Novo’s rights with respect to Product-Candidates under Section 5.3; (b) developing, making, using or selling proteins or Reagents, whether in conjunction with the Neose Intellectual Property or otherwise, outside of the Field of Use; or (c) entering into and performing agreements with Third Parties regarding any of the foregoing including, without limitation, research agreements, development agreements and licensing agreements.
               5.1.6 Carved Factor VII Claim Licenses. Neose hereby grants, and agrees to grant, to Novo a worldwide, exclusive (even as to Neose), perpetual, irrevocable, and royalty-bearing (subject only to the payment of royalties in accordance with Section 4) license, with the right to sublicense, to any Carved Factor VII Claims that do not constitute Novo Improvements for any and all purposes. The royalties due with regard to the foregoing license shall be determined in accordance with Section 4 of this Agreement. In addition to the foregoing, Neose hereby grants, and agrees to grant, to Novo a worldwide, exclusive (even as to Neose), perpetual, irrevocable, and royalty-free license, with the right to sublicense, to any Carved Factor VII Claims that constitute Novo Improvements for any and all purposes.
          5.2 Novo Technology. Subject to the terms and conditions of this Agreement, and solely to the extent necessary to enable Neose to carry out its obligations under the Work Plan, Novo hereby grants to Neose, for the term of the Work Plan, a non-exclusive, royalty free, license under the Novo Technology to use such Novo Technology for the sole purpose of carrying out its obligations under the Work Plan. Novo shall retain at all times all of its rights, title and interest to the Novo Technology.
          5.3 Licenses to Neose. Novo hereby grants, and agrees to grant, to Neose, a worldwide, exclusive (even as to Novo) as to Neose Exclusive Compounds and non-exclusive as to all other compounds, perpetual, irrevocable and royalty free license, with the right to sublicense, to Neose License Claims as defined in clauses (i)-(iii) of Section 1.29, for any and all purposes, except in connection with any and all forms of insulin or Novo Materials. Novo hereby grants, and agrees to grant, to Neose, a worldwide, exclusive (even as to Novo), perpetual, irrevocable and royalty free license, with the right to sublicense, to Neose License Claims as defined in clause (iv) of Section 1.29, for any and all purposes.
          5.4 Option and Right of First Negotiation
               5.4.1 Option. Neose hereby grants to Novo an option to negotiate a worldwide license under the Neose Technology to conduct research,

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sample, develop (including clinical development), manufacture, make, use, market, promote, sell, offer for sale, have sold, distribute, import and export each and every Product-Candidate. The option granted under this Section 5.4.1 shall be exercisable by Novo, from time to time during the Term with respect to each Product-Candidate, within fifteen (15) days after Novo receives notice of the Product-Candidate from Neose.
               5.4.2 Negotiations. If Novo duly exercises its option under Section 5.4.1 with respect to a Product-Candidate, the Parties shall enter into negotiations to consummate an agreement, which would grant to Novo the license described in Section 5.4.1 with respect to such Product-Candidate, upon commercially reasonable terms, to be negotiated promptly, diligently and in good faith by the Parties. If the Parties shall not have entered into such a license within ****** after Novo’s exercise of its option with respect to such Product-Candidate, Neose shall be free to proceed with the development and/or commercialization of the Product-Candidate, whether alone or with a Third Party or Third Parties, without any further obligation to Novo with respect to such Product-Candidate, except as provided in Section 5.4.3.
               5.4.3 Right of First Negotiation. During the Term, Neose shall not enter into an agreement with a Third Party relating to the use of the Neose Technology for the further development and commercialization of a Product-Candidate without first allowing Novo to enter into an agreement with respect to such Product-Candidate upon substantially the same terms. If Neose shall not have already offered (and Novo shall not have already refused) substantially the same terms to Novo under Section 5.4.2, Neose shall provide notice to Novo of the proposed terms and conditions of any such agreement, and Novo may exercise its right of first refusal under this Section 5.4.3 by notice to Neose within ****** after receiving the proposed terms and conditions from Neose. If Novo does not exercise its right of first refusal with respect to the terms proposed by Neose, or exercises its right of first refusal but does not enter into an agreement with Neose upon substantially the proposed terms within ****** after receipt thereof, Neose shall be free to proceed with the further development and/or commercialization of such Product-Candidate with a Third Party or Third Parties, upon terms no more favorable to the Third Party or Third Parties than those offered to Novo, without any further obligation to Novo with respect to such Product-Candidate.
          5.5 No Other Right or Licenses. Except for the rights and licenses expressly granted in this Agreement, nothing in this Agreement shall be deemed to grant to any Party any other rights or licenses, including, without limitation, any implied licenses.
     6. OWNERSHIP OF INTELLECTUAL PROPERTY
          6.1 No Transfer of Title. All Ownership Rights in and to the Neose Intellectual Property and the Reagents shall remain at all times with Neose. All Ownership Rights in the Novo Materials, any New Product, and the Novo Technology shall remain at all times with Novo, subject to Novo’s obligation to assign certain Ownership Rights to Neose under Section 6.3.
          6.2 Improvements
               6.2.1 Neose Improvements. Subject to Section 6.3.1, any and all Neose Improvements shall be owned by Neose and shall be deemed to be part of the Neose Intellectual Property for all purposes, including, without limitation, the license granted in Section 5.1. Except as provided in Section 6.4, any and all Improvements made, conceived, or reduced to practice solely by Neose shall be owned solely by Neose.

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               6.2.2 Novo Improvements. Subject to Section 6.4.1, except as otherwise provided in Section 6.3, any and all Novo Improvements shall be owned by Novo for all purposes. Except as set forth in Section 6.3, any and all Improvements made, conceived, or reduced to practice, solely by Novo shall be owned solely by Novo.
               6.2.3 Joint Improvements. Each of Neose and Novo shall own a one-half undivided interest in any and all Joint Improvements. Neither Party shall be permitted to license or sublicense its one-half undivided interest in any Joint Improvement(s) to a Third Party that is not an Affiliate of Novo for use in connection with any blood factor products VII, VIII or IX, except with the prior written approval of the other Party.
               6.2.4 Other Improvements. If any Improvements, other than Neose Improvements, Novo Improvements and Joint Improvements, are made, conceived or reduced to practice jointly by Neose and Novo under this Agreement, each Party shall own a one-half undivided interest in and to any and all such Improvements and the Parties shall not have any restriction with respect to the use thereof or any requirement to report or account to the other Party with respect to any such use, unless and except to the extent that the Parties may agree otherwise in writing.
          6.3 Assignment by Novo.
               6.3.1 Neose Improvements. To the extent that Novo may retain any Ownership Rights in any Neose Improvements during the Term, Novo hereby irrevocably assigns and transfers, and agrees to assign and transfer, to Neose, at the request of Neose, any and all such Ownership Rights that have not been licensed to Neose under Section 5.3, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and Neose shall be entitled to receive and hold in its own name all such Ownership Rights, subject to Neose’s obligations to assign certain rights to Novo under Section 6.4.
               6.3.2 Joint Improvements. If and when Novo terminates the development of New Product during the Term, Novo hereby irrevocably assigns and transfers, and agrees to assign and transfer to Neose, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and Neose shall be entitled to receive and hold in its own name all Ownership Rights in and to the Joint Improvements. With respect to any Ownership Rights and licenses that Novo is required to assign and transfer to Neose under this Section 6.3.2, at the request of Neose, and at Neose’s expense, either before or after termination of the Term, Novo shall assist Neose in acquiring and maintaining patent, copyright, trade secret and trademark protection upon, and confirming Neose’s title in and to, any such respective Ownership Rights, and Novo shall provide Neose appropriate documentation evidencing the licenses to which Neose is entitled. Novo’s assistance shall include, but shall not be limited to, signing all applications, and any other documents and instruments for patent, copyright and any other proprietary rights, providing executed license documents, cooperating in legal proceedings, and taking any other actions considered necessary or desirable by Neose. For the purpose of facilitating the above

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assignments, Novo agrees that any and all employees and contractors employed or engaged by Novo and providing any service in connection with the Project, prior to providing such service, shall have agreed in writing to covenants consistent with Novo’s covenants set forth in this Section 6.3.
          6.4 Assignment by Neose.
               6.4.1 Ownership Rights. To the extent that Neose may retain any Ownership Rights in any Novo Improvements during the Term, Neose hereby irrevocably assigns and transfers, and agrees to assign and transfer, to Novo, at the request of Novo, any and all such Ownership Rights that have not been licensed to Novo in accordance with Section 5.1.6, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and Novo shall be entitled to receive and hold in its own name all such Ownership Rights, subject to Novo’s obligations to assign or license certain rights to Neose under Section 6.3. With respect to any Ownership Rights that Neose is required to assign and transfer to Novo under this Section 6.4.1, at the request of Novo, and at Novo’s expense, either before or after the Term, Neose shall assist Novo in acquiring and maintaining patent, copyright, trade secret and trademark protection upon, and confirming Novo’s title in and to, any such respective Ownership Rights. Neose’s assistance shall include, but shall not be limited to, signing all applications, and any other documents and instruments for patent, copyright and any other proprietary rights, cooperating in legal proceedings, and taking any other actions considered necessary or desirable by Novo. For the purpose of facilitating the above assignments, Neose agrees that any and all employees and contractors employed or engaged by Neose and providing any service in connection with the Project, prior to providing such service, shall have agreed in writing to covenants consistent with Neose’s covenants set forth in this Section 6.4.1.
               6.4.2 Carved Factor VII Claims. The parties will cooperate in good faith with each other in identifying Potential Carved Factor VII Claims, and in drafting, filing and prosecuting Carved Factor VII Claims.
                    6.4.2.1 The parties will each appoint a patent representative (“Patent Representative”) for the purpose of communicating with the other party regarding this Section 6.4.2 and Section 6.4.3, and carrying out the purposes of these Sections. The Patent Representatives as of the Restatement date are Carsten Hansen, Karin Nilsson, and Reza Green for Novo, and Rachel Rondinelli, Ph.D. for Neose. The Patent Representatives will meet in person or by phone at least quarterly and will attend Steering Committee meetings as appropriate.
                    6.4.2.2 Each party shall, at least once in each Calendar Year, during the Term of this Agreement, provide the other party with a list of public Patent Rights (Neose Patent Rights or Patent Rights within Novo Technology supporting Neose License Claims, as the case may be) providing relevant filing, priority, and status information (the “Patent Report”).
                    6.4.2.3 Each party shall provide the other party with timely notification regarding any information it becomes aware of during the Term of this Agreement that may reasonably considered to impact the validity, enforceability, scope or term of any Neose Patent Rights or Patent Rights within Novo Technology supporting Neose License Claims. Nothing in this

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Section 6.4.2.3 shall impose an obligation on either party to search, investigate or actively discover any such information nor shall it obligate either party to perform any investigation or inquiry with regard to any information it does become aware of.
                    6.4.2.4 Within thirty (30) days after the Restatement Date, the Patent Representatives will hold a meeting (in person or otherwise) to discuss the timing, logistics and other details regarding the identification, in Neose Patents, of any Potential Carved Factor VII Claims and, as soon as is practicable thereafter, will agree on any Carved Factor VII Claims to be filed and the language therefor (the “Carved Claim Meeting”), and will hold such other meetings as appropriate at the request of either party to agree upon future Carved Factor VII Claims. Unless otherwise requested by Novo, Neose will notify Novo in a timely manner of the publication of any new patent application containing subject matter supporting Potential Carved Factor VII Claims. Nothing in this Section 6.4.2 creates an obligation for Neose to disclose any inventions to Novo other than as would be required by other terms of this Agreement.
                    6.4.2.5 As soon as commercially practicable following the Carved Claim Meeting and the agreement upon Carved Factor VII Claims, Neose will, at Novo’s sole cost and expense, with respect to any agreed-upon Carved Factor VII Claim, subject to this Section 6.4.2, file, prosecute, maintain, and extend, in the jurisdictions chosen by Novo, one or more new or continuation/divisional applications consisting of only composition-of-matter claims explicitly and solely reciting and claiming Novo Materials with respect to the agreed-upon Carved Factor VII Claims, claiming priority (each a “Carved Factor VII Claim Application”), as appropriate, to one or more pending Neose patent applications.
                    6.4.2.6 Each Carved Factor VII Claim Application will be owned by Neose and licensed to Novo pursuant to Section 5.1.6 and, subject to Neose’s obligations in this Sections 6.4.2, managed by Neose throughout its prosecution and prosecuted by patent counsel appointed by Neose.
                    6.4.2.7 With respect to all Carved Factor VII Claims, the parties shall agree on the scope and language of the claims to be filed. Neose will, within fourteen (14) calendar days after receipt, provide Novo with copies of all correspondence from any patent authority or regulatory agency, and any proceedings (including, but not limited to, opposition proceedings, interference proceedings, protests in re-examination proceedings, and inter partes re-examination proceedings, and the like), relating to filed Carved Factor VII Claims, and shall notify Novo in writing of any oral communications regarding filed Carved Factor VII Claims within fourteen (14) days of any such communications. Notwithstanding this Section 6.4.2 and 6.4.3, with respect to Restriction Requirements, Neose will provide Novo with a copy of the patent authority communication and Neose’s proposed response as soon as is commercially reasonable.
                    6.4.2.8 In connection with any proceedings before a patent authority regarding any Carved Factor VII Claims, Neose shall use Commercially Reasonable Efforts to (i) provide Novo with a copy of any proposed filing with such patent authority regarding any Carved

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Factor VII Claims, and, (ii) inform Novo of any planned, non-written substantive communication to such patent authority in connection with any Carved Factor VII Claims, at least fourteen (14) calendar days before the submission thereof or, where applicable, at least fourteen (14) calendar days from the close of the initial (non-extended) response period therefor. The Parties agree that notifications under this Section shall be subject to receipt of information from outside patent counsel, and that Neose shall use Commercially Reasonable Efforts to effectuate these notifications, but in no case shall Novo be notified less than fourteen (14) calendar days before the final non-extendable response deadline.
                    6.4.2.9 Novo may provide to Neose proposals for (i) additions, modifications, or deletions in Neose’s proposed responses and (i) adoption of a strategy in prosecution, such as acceleration of prosecution, with respect to Carved Factor VII Claims. Neose will include, in any future-filed patent applications that could support Potential Carved Factor VII Claims, any general Factor VII-related disclosure provided and periodically updated by Novo.
                    6.4.2.10 Neose shall provide Novo with copies of all written submissions to Patent Authorities in connection with Carved Factor VII Claims in a timely manner and shall provide, upon Novo’s reasonable request, any or all materials previously filed with any patent authority in connection with the subject matter of Carved Factor VII Claims.
                    6.4.2.11 Neose shall not disclaim any subject matter in any Patent Right solely and specifically reciting Carved Factor VII Claims without Novo’s written consent, which shall not be unreasonably withheld.
                    6.4.2.12 Neose and Novo will continue to cooperate during the prosecution of each Carved Factor VII Claim Application, and endeavor to agree on prosecution strategy. The Patent Representatives will discuss, consider and agree on additions, modifications or deletions with respect to filed Carved Factor VII Claims. All of the activities undertaken by the parties pursuant to this Section 6.4.2, including the prosecution of all Carved Factor VII Claim Applications, shall be at Novo’s sole expense. Neose shall invoice Novo for any expenses incurred in the conduct of any activity and Novo shall pay Neose within thirty (30) days after the date of such invoice.
                    6.4.2.13 Novo may, at its sole discretion, seek, or direct Neose (at the sole cost and expense of Novo) to seek where appropriate, an extension of the term of any Carved Factor VII Claim covering a New Product (including, without limitation, filing for patent term restoration under the U.S. Patent Statutes (35 U.S.C. §§1-376) and seeking supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland). Neose will not seek an extension of the term of any Carved Factor VII Claims without Novo’s prior written consent.
                    6.4.2.14 Novo hereby authorizes Neose to act as its agent before any patent authority in connection with seeking an extension under Section 6.4.2.13 and agrees that Neose is entitled to rely on any activities of Novo as a marketing applicant before any regulatory

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agency in any seeking of an extension of any patent for a New Product. The Parties shall, at Novo’s sole cost and expense, cooperate with any efforts to extend the term of such patent for a New Product, including diligently supplying all information relating to such extension, and executing supporting documents required to comply with all laws pertaining to the extension of patent term.
                    6.4.2.15 In the event the Patent Representatives are unable to agree upon (i) a Carved Factor VII Claim, (ii) the scope, language or prosecution strategy therefor, or (iii) any other matter under this Section 6.4.2, the parties will do the following to resolve the dispute:
                         (a) Any disagreement will be referred to the Steering Committee for a period of 15 business days.
                         (b) If the Steering Committee is unable to resolve the dispute within such 15 business day period, the dispute will be referred to the Designated Representatives of the parties for resolution. If the dispute is not resolved by the Designated Representatives within 15 business days, the dispute may be referred to arbitration in accordance with Section 13.2.
               6.4.3 Neose License Claims. The parties will cooperate in good faith with each other in identifying Neose License Claims, and in drafting, filing and prosecuting Neose Improvement Claims.
                    6.4.3.1 Novo will notify Neose of any Patent Rights containing Neose License Claims not constituting Neose Improvement Claims (each an “Other Neose License Claim”) promptly upon publication of any patent application containing Neose License Claims. Novo’s Patent Representative will keep Neose’s Patent Representative fully-informed about the status of any filing containing Other Neose License Claims.
                    6.4.3.2 The Patent Representatives will meet in person or by phone at least quarterly, but more often if necessary, (each such meeting a “Neose Improvement Meeting”) to discuss the timing, logistics and other details regarding the identification, of any Neose Improvement Claims and, as soon as is practicable thereafter, will agree on the specific claims to be filed and the language therefor.
                    6.4.3.3 As soon as commercially practicable following each Neose Improvement Meeting and the agreement upon Neose Improvement Claims to be filed, Novo will, at Neose’s sole cost and expense, with respect to any agreed-upon Neose Improvement Claim, subject to this Section 6.4.3, file, prosecute, maintain, and extend, in the jurisdictions chosen by Neose, one or more new or continuation/divisional applications consisting only of the agreed-upon Neose Improvement Claims, claiming priority (each a “Neose Improvement Claim Application”), as appropriate, to one or more pending Novo patent applications.

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                    6.4.3.4 Each Neose Improvement Claim Application will be owned by Novo and licensed to Neose pursuant to Section 5.3 and, subject to Novo’s obligations in this Section 6.4., managed by Novo throughout its prosecution and prosecuted by patent counsel appointed by Novo.
                    6.4.3.5 With respect to all Neose License Claims, the parties shall agree on the scope and language of the claims to be filed. Novo will, within fourteen (14) calendar days after receipt, provide Neose with copies of all correspondence from any patent authority or regulatory agency, and any proceedings (including, but not limited to, opposition proceedings, interference proceedings, protests in re-examination proceedings, and inter partes re-examination proceedings, and the like), relating to filed Neose Improvement Claims, and shall notify Neose in writing of any oral communications regarding filed Neose License Claims within fourteen (14) days of any such communications. Notwithstanding this Section 6.4.2 and 6.4.3, with respect to Restriction Requirements, Novo will provide Neose with a copy of the patent authority communication and Novo’s proposed response as soon as is commercially reasonable.
                    6.4.3.6 In connection with any proceedings before a patent authority regarding any Neose License Claims, Novo shall use Commercially Reasonable Efforts to (i) provide Neose with a copy of any proposed filing with such patent authority regarding any Neose License Claims, and, (ii) inform Neose of any planned, non-written substantive communication to such patent authority in connection with any Neose License Claims, at least fourteen (14) calendar days before the submission thereof or, where applicable, at least fourteen (14) calendar days from the close of the initial (non-extended) response period therefor. The Parties agree that notifications under this Section shall be subject to receipt of information from outside patent counsel, and that Novo shall use Commercially Reasonable Efforts to effectuate these notifications but in no case shall Neose be notified less than fourteen (14) calendar days before the final non-extendable response deadline.
                    6.4.3.7 Neose may provide to Novo proposals for (i) additions, modifications, or deletions in Novo’s proposed responses and (i) adoption of a strategy in prosecution, such as acceleration of prosecution, with respect to Neose License Claims. Novo will include, in any future-filed patent applications that could support Neose License Claims, any general Neose Technology-related disclosure provided and periodically updated by Neose.
                    6.4.3.8 Novo shall provide Neose with copies of all written submissions to Patent Authorities in connection with Neose License Claims in a timely manner and shall provide, upon Neose’s reasonable request, any or all materials previously filed with any patent authority in connection with the subject matter of Neose License Claims.
                    6.4.3.9 Novo shall not disclaim any subject matter in any Patent Right solely and specifically reciting Neose Improvement Claims without Neose’s written consent, which shall not be unreasonably withheld.

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                    6.4.3.10 Novo and Neose will continue to cooperate during the prosecution of each Neose Improvement Claim Application, and endeavor to agree on prosecution strategy. The Patent Representatives will discuss, consider and agree on additions, modifications or deletions with respect to filed Neose License Claims. All of the activities undertaken by the parties pursuant to this Section 6.4.3, including the prosecution of all Neose Improvement Claim Applications, shall be at Neose’s sole expense. Novo shall invoice Neose for any expenses incurred in the conduct of any activity and Neose shall pay Novo within thirty (30) days after the date of such invoice.
                    6.4.3.11 Neose may, at its sole discretion, seek, or direct Novo (at the sole cost and expense of Neose) to seek where appropriate, an extension of the term of any Other Neose License Claim solely and specifically reciting a Neose Exclusive Compound or any Neose Improvement Claim (including, without limitation, filing for patent term restoration under the U.S. Patent Statutes (35 U.S.C. §§1-376) and seeking supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland). Novo will not seek an extension of the term of any Neose License Claim to which Neose has an exclusive license under Section 5.3 without Neose’s prior written consent.
                    6.4.3.12 Neose hereby authorizes Novo to act as its agent before any patent authority in connection with seeking an extension under Section 6.4.3.11 and agrees that Novo is entitled to rely on any activities of Neose as a marketing applicant before any regulatory agency in any seeking of an extension of any patent for a product containing a Neose Exclusive Compound. The Parties shall cooperate, at Neose’s sole cost and expense, with any efforts to extend the term of such patent for a product containing a Neose Exclusive Compound, including diligently supplying all information relating to such extension, and executing supporting documents required to comply with all laws pertaining to the extension of patent term.
                    6.4.3.13 In the event the Patent Representatives are unable to agree upon (i) a Neose License Claim, (ii) the scope, language or prosecution strategy therefor, or (iii) any other matter under this Section 6.4.3, the parties will do the following to resolve the dispute:
                         (a) Any disagreement will be referred to the Steering Committee for a period of 15 business days.
                         (b) If the Steering Committee is unable to resolve the dispute within such 15 business day period, the dispute will be referred to the Designated Representatives of the parties for resolution. If the dispute is not resolved by the Designated Representatives within 15 business days, the dispute may be referred to arbitration in accordance with Section 13.2.
          6.5 Prosecution and Maintenance of Patent Rights
               6.5.1 Solely Owned Patent Rights. Subject to Sections 6.4.2 and 6.4.3, each Party shall, in its sole discretion, prepare, file, prosecute and maintain all patent applications

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and patents covering its Patent Rights and Improvements that the Party owns pursuant to Section 6. Neose shall use reasonable commercial efforts to provide to Novo for review and comment, at least ten (10) days prior to filing, all patent claims relating specifically to the New Product to be filed by Neose, and Neose shall give due consideration to all comments thereon that are made by Novo within the period ending two days before the proposed filing date.
               6.5.2 Patent Rights with Respect to Joint Improvements. With respect to Joint Improvements, the Parties shall meet to determine whether patent protection is appropriate and, if so, in which countries, if any, patent applications claiming such joint inventions and discoveries should be filed. Novo shall file, prosecute, and maintain, at its expense, such joint patent applications. Novo may at any time, in its sole discretion, discontinue the preparation, prosecution or maintenance of such joint patent applications, in which case Novo will give Neose sufficient notice to enable Neose to, and Neose may, file, prosecute and maintain such applications.
     6.6 Enforcement of Ownership Rights
               6.6.1 Reports of Infringement. Each Party shall promptly report in writing to the other during the Term any infringement or misappropriation or suspected infringement or misappropriation of any of the Neose Technology, Neose License Claims or Carved Factor VII Claims of which such Party becomes aware and shall provide the other Party with its full cooperation in the protection and enforcement of the affected intellectual property and all available evidence supporting said infringement, misappropriation, suspected infringement or unauthorized use or misappropriation. Neose shall reimburse Novo for its reasonable, documented costs of such cooperation with regard to Neose Technology and Neose License Claims, unless such infringement or misappropriation is by an Affiliate or Sublicensee of Novo and Novo shall reimburse Neose for its reasonable, documented costs of such cooperation with regard to Carved Factor VII Claims, unless such infringement or misappropriation is by an Affiliate or Sublicensee of Neose.
               6.6.2 Right to Institute Suit. Neose shall have the sole right to initiate an infringement or other appropriate suit against any Third Party who at any time has infringed or is suspected of infringing or misappropriating, the Neose Technology and any Neose Improvement Claims and Novo shall have the sole right to initiate an infringement or other appropriate suit against any Third Party who at any time has infringed or is suspected of infringing or misappropriating, the Carved Factor VII Claims and any Other Neose License Claims. Prior to initiating any such suit, the Designated Representatives shall consult with each other on an expedited basis, and the party initiating such suit (as such the “Enforcing Party”) shall give due consideration to any reasonable requests the other party may make relating to the advisability of bringing the suit. The Enforcing Party shall not enter into any settlement, consent judgment or other voluntary final disposition of such suit that would adversely affect the other party’s rights under this Agreement without the other party’s prior written consent, which consent shall not be unreasonably withheld with the proviso that no such consent will be required in the case of a settlement by Novo related to Carved Factor VII Claims unless such settlement could have an adverse effect on any of Neose’s Patent Rights. In the event that the Enforcing Party recovers any sums in such suit by way of damages or in settlement thereof, the Enforcing Party shall be entitled to retain the same.

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               6.6.3 Cooperation. In a suit initiated by one party, if it is legally required for the other party to join any such suit, or if failure of the other party to join such suit would result in dismissal thereof, the other party shall waive any objection to such joinder on the grounds of personal jurisdiction, venue or forum non conveniens and shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be conducted.
               6.6.4 Continued Infringement.
                    6.6.4.1 If Neose fails to either bring suit against or enter into negotiations for settlement with such Third Party within six (6) months after receipt of notice of such infringement and Novo is of the opinion that the alleged infringement or misappropriation of Neose Technology is occurring in the Field of Use then, upon Novo’s written request, the Parties shall seek the opinion of patent counsel acceptable to both Parties as to whether there has been or continues to be a misappropriation or infringement of the Neose Technology in the Field of Use by such Third Party. If such patent counsel concurs with Novo’s opinion, Novo shall have the right, but not the obligation, to bring suit against such Third Party under the Neose Technology and to join Neose as a party plaintiff. Neose will cooperate with Novo in any such suit brought against a Third Party and shall have the right to consult with Novo and to participate in and be represented by counsel in such suit at its own expense. In the event that Novo recovers any sums in such suit by way of damages or in settlement thereof, such sums shall be used first to reimburse each of Novo and Neose for their documented, out-of-pocket legal expenses, with Novo retaining any remaining amounts.
                    6.6.4.2 If Novo fails to either bring suit against or enter into negotiations for settlement with such Third Party within six (6) months after receipt of notice of such infringement and Neose is of the opinion that the alleged infringement or misappropriation of the relevant Neose License Claims is occurring with regard to a Neose Exclusive Compound then, upon Neose’s written request, the Parties shall seek the opinion of patent counsel acceptable to both Parties as to whether there has been or continues to be a misappropriation or infringement of the Neose License Claims that affects a Neose Exclusive Compound by such Third Party. If such patent counsel concurs with Neose’s opinion, Neose shall have the right, but not the obligation, to bring suit against such Third Party under the Neose License Claims and to join Novo as a party plaintiff. Novo will cooperate with Neose in any such suit brought against a Third Party and shall have the right to consult with Neose and to participate in and be represented by counsel in such suit at its own expense. In the event that Neose recovers any sums in such suit by way of damages or in settlement thereof, such sums shall be used first to reimburse each of Neose and Novo for their documented, out-of-pocket legal expenses, with Neose retaining any remaining amounts.
     6.7 Novo Trademarks. Subject to its assignment obligations under Section 6.3.2, Novo shall select and own the trademarks for marketing the New Products in the Territory. All expenses for (i) registration of such trademarks, and (ii) bringing, maintaining and prosecuting any action to protect or defend such trademarks, shall be borne by Novo, and Novo shall retain all recoveries therefrom.

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     7. BLOCKING PATENTS
          7.1 Mutual Information. Each Party shall immediately notify the other if a claim or other proceedings are brought against either Party alleging that the use of the Neose Technology in making, using or selling the New Product infringes upon the Patent Rights of a Third Party.
          7.2 Defense of Third Party Action. If claims or proceedings are brought against Novo by a Third Party alleging that the use of the Neose Technology to produce a New Product infringes upon the Patent Rights of a Third Party, the Designated Representatives shall consult on an expedited basis, and Neose shall give due consideration to any reasonable request of Novo relating to the proposed defense or settlement of such claims or proceedings. Subject to Section 7.4, the final decision whether or not and, as the case may be, how to defend or settle such claims or proceedings shall be with Neose. Neose shall immediately notify Novo of such decision sufficiently in advance of any deadlines by which formal responses are due in any such proceedings to enable Novo to undertake its own defense and Novo shall have the right to join any such proceedings as a party thereto at its own expense by counsel of its own choice. Each Party shall provide the other with such assistance as is reasonably necessary and shall cooperate in the defense of any such action or proceeding. Neose shall not enter into any settlement, consent judgment, or other voluntary final disposition of such suit that would adversely affect Novo’s rights under this Agreement or which would result in Novo being liable for damages, without Novo’s prior written consent, which consent shall not be unreasonably withheld.
          7.3 Declaratory Judgment Action. Neose shall have the right, but not the obligation, to file any declaratory judgment action in any court of competent jurisdiction as to questions of validity or infringement of any Third Party patent relating to the use of the Neose Technology.
               7.3.1 Cooperation. The Parties shall closely cooperate in any such declaratory judgment action. In conducting such action, the Parties shall render each other all reasonable assistance, free of charge. The final strategy in such action shall be determined by Neose and Neose’s legal counsel in coordination with Novo and any additional legal counsel of Novo.
               7.3.2 Costs. Subject to Article 11 hereof, each Party shall bear its own costs and expenses incurred in connection with actions pursuant to Sections 7.2 and 7.3.

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          7.4 Third-Party Licenses
               7.4.1 Novo Third-Party Licenses. In the event that Novo is of the opinion, at any time during the Term, that a license under any Blocking Patent is necessary or advisable for purposes of enabling Novo to exercise its license rights under Section 5.1.1, it shall notify Neose. The Parties shall then seek an opinion of patent counsel acceptable to both Parties. If such patent counsel concurs with Novo’s opinion, Novo and Neose shall co-operate to obtain such a license for the benefit of Novo and, as the case may be, also for Neose, in accordance with the following provisions:
                    7.4.1.1 Neose shall be primarily responsible for obtaining any such Third Party license at its own expense. The matter shall be deemed resolved if Neose is granted a license, ******, under the relevant Blocking Patent that would make the continued exercise of the rights granted to Novo by Neose hereunder non-infringing with respect to ******. ****** shall be solely responsible for ****** under such license.
                    7.4.1.2 However, in the event that Neose is unable to resolve the matter in accordance with Section 7.4.1.1 within one hundred twenty (120) days from receipt of notice from Novo upon terms that are commercially reasonable to Neose at Neose’s discretion, then Novo shall be entitled to negotiate a license in favor of Novo under such Blocking Patents; provided that to the extent that Novo must ****** under such license, Novo may ****** payments owed under Sections 4.1 or 4.2, provided that no payment owed under Section 4.1 or 4.2 shall be ****** more than ****** as a result of the operation of this Section 7.4.1.2.
                    7.4.1.3 In relation to the negotiation and contracting of any such Blocking Patent license, the provisions of this Section 7.4 shall prevail over the provisions of Sections 7.2 and 7.3.
     8. SUPPLY AGREEMENT
     No later than ****** after Novo accepts the ****** , the Parties will execute and deliver the Supply Agreement under which Neose will be a supplier to Novo of the Reagents needed to produce New Products in the Field of Use. Pricing for Reagents will be based on Neose’s ******. The Parties acknowledge and agree that Novo plans to have two production sites for the supply of Reagents and that the costs of technology transfer to Novo or any approved Sublicensee will be borne by Novo.
     9. CONFIDENTIALITY
          9.1 Confidential Information. With respect to any and all Confidential Information received by one Party under this Agreement and/or during the course of the Project, (the “Recipient”) from the other Party (the “Disclosing Party”) at any time and from time to time prior to the Effective Date or during the Term, the Recipient for a period of five (5) years from the expiration or earlier termination of this Agreement: (a) shall maintain the secrecy of, and hold in strict

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confidence, the Confidential Information received hereunder; (b) shall not use such Confidential Information for any other purpose other than in furtherance of this Agreement; and (c) shall not, without express written authorization from the Disclosing Party, use, disclose or grant the use of such Confidential Information to any other Persons except to those of the Recipient’s directors, officers, employees, and advisors to whom such disclosure is reasonably necessary in furtherance of this Agreement and each of whom is otherwise bound to Recipient by contract or legal or fiduciary obligation at the time of such disclosure to maintain the secrecy of, and hold in confidence, such Confidential Information. The Recipient shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.
          9.2 Permitted Disclosures. The obligations set forth in Section 9.1 shall not apply to the extent that the Recipient: (a) is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof and sufficient opportunity to the Disclosing Party to object to any such disclosure or to request confidential treatment thereof; or (b) can demonstrate that: (i) the information was public knowledge or generally known by publication in scientific or other journals or other public media at the time of such disclosure to the Recipient or thereafter became public knowledge or generally known other than as a result of acts directly or indirectly attributable to the Recipient in violation hereof; (ii) the information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the Disclosing Party under this Agreement; (iii) the information was disclosed to the Recipient on an unrestricted basis by a Third Party not under a duty of confidentiality to the Disclosing Party, or (iv) the information was independently developed by Recipient (as shown by its written records) without any use of or access to information of the Disclosing Party. In addition, provided that Neose maintains the confidentiality of Novo’s name, with the prior approval of Novo, which approval will not be unreasonably withheld, Neose will have the right to use data about Novo Materials and New Product (i) to support a patent application by Neose, and (ii) for promotional purposes, subject to compliance with any publication plan for the development of the New Product that shall have been approved by the Steering Committee.
          9.3 Enforcement. Both Parties agree that it would be impossible or inadequate to measure and calculate the other Party’s damages from any breach of the covenants set forth in this Agreement. Accordingly, the Disclosing Party agrees that if the Recipient breaches any of such covenants, the Disclosing Party will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Both Parties further agrees that no bond or other security shall be required in obtaining such equitable relief and each Party hereby consents to the issuance of such injunction and to the ordering of specific performance.
          9.4 Publicity. Except as required by law, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby, shall be reviewed in advance by, and shall be subject to the reasonable approval of, both Parties.

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     10. REPRESENTATIONS AND WARRANTIES
          10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other that:
                 10.1.1 The execution, delivery and performance of this Agreement by it have been duly authorized by all requisite corporate action, and this Agreement has been duly executed and delivered by and on behalf of such Party.
                 10.1.2 The execution, delivery and performance by such Party of this Agreement does not (i) conflict with or violate any applicable statute, law, rule or regulation, (ii) conflict with or violate its charter, bylaws or other organizational document, or (iii) conflict with or constitute a default under any contract or agreement of such Party.
          10.2 Representations and Warranties of Neose. Neose warrants to Novo, as of the Effective and Restatement Date, that:
                10.2.1 It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the power and authority to sign, deliver and perform all of its obligations under this Agreement.
                10.2.2 It is the sole and exclusive owner of the Neose Patents, or otherwise Controls the Neose Patents, and has the full corporate power and authority to grant the licenses granted hereunder.
                 10.2.3 To Neose’s knowledge, the use of the Neose Technology pursuant to the terms of this Agreement does not infringe upon the rights of any Third Party.
                 10.2.4 To Neose’s knowledge, there is no Blocking Patent that, if asserted by Third Parties, would prevent Novo from using the Neose Technology to make New Products hereunder.
                 10.2.5 To Neose’s knowledge, no claims or proceedings have been brought by Third Parties alleging the invalidity in whole or in part of any of the Neose Patents.
          10.3 Representations and Warranties of Novo. Novo warrants to Neose, as of the Effective and Restatement Date, that:
                 10.3.1 Novo Nordisk A/S is a corporation duly incorporated, validly existing and in good standing under the laws of the Kingdom of Denmark, with the power and authority to sign, deliver and perform all of its obligations under this Agreement.
                 10.3.2 Novo Nordisk Health Care AG is a corporation duly incorporated, validly existing and in good standing under the laws of Switzerland, with the power and authority to sign, deliver and perform all of its obligations under this Agreement.
                 10.3.3 It is the sole and exclusive owner of the Novo Technology, and has the full corporate power and authority to grant the licenses granted hereunder.
                 10.3.4 To Novo’s knowledge, the use of the Novo Technology pursuant to the terms of this Agreement does not infringe upon the rights of any Third Party.

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               10.3.5 To Novo’s knowledge, there is no Blocking Patent that, if asserted by Third Parties, would prevent Neose from using the Novo Technology to perform its activities under the Work Plan.
               10.3.6 To Novo’s knowledge, no claims or proceedings have been brought by Third Parties alleging the invalidity in whole or in part of any of the Novo Technology.
               10.3.7 To Novo’s knowledge, Novo has disclosed to Neose, and Section 16.2 lists, all Patent Rights of Novo supporting any claims relating to any of (i) any methods of ******; and (ii) any ****** derived from or used in the practice of such methods described in clause (i) above, as well as all patent claims arising out of, enabled by, infringing or otherwise covering the Neose Technology or Neose Improvements filed by Novo.
          10.4 Disclaimer of Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 11.3, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.
          10.5 Acknowledgment by Novo. Novo acknowledges and hereby agrees that Neose makes no representations or warranties as to the outcome of the Project, including without limitation whether the application of the Neose Technology will improve any of the Novo Materials.
     11. INDEMNIFICATIONS AND LIMITED LIABILITY
          11.1 Indemnification by Neose. Neose shall indemnify, defend and hold harmless Novo and its Affiliates, and each of their respective employees, officers, directors and agents (each, a “Novo Indemnified Party”) from and against any and all claims, suits, losses, obligations, damages, deficiencies, costs, penalties, liabilities (including strict liabilities), assessments, judgments, amounts paid in settlement, fines, and expenses (including court costs and reasonable fees of attorneys and other professionals) (individually and collectively, “Losses”) resulting from or arising in connection with (i) the breach by Neose of any of its representations or warranties contained in Section 10, (ii) any claim by a Third Party alleging that the use of the Neose Technology infringes upon the Patent Rights of such Third Party, and (iii) any activities of Neose under this Agreement. Notwithstanding the foregoing, Neose shall have no obligation to indemnify, defend or hold harmless a Novo Indemnified Party for any Losses to the extent that such Losses were caused by (x) the negligence or willful misconduct of any of the Novo Indemnified Parties, or (y) a breach by Novo of any of its representations and warranties set forth in Section 10.
          11.2 Indemnification by Novo. Novo shall indemnify, defend and hold harmless Neose and its Affiliates, and each of their respective employees, officers, directors and agents (each, a “Neose Indemnified Party”) from and against any and all Losses resulting from or arising in connection with (i) the breach by Novo of any of its representations and warranties set forth in Section 10, (ii) the failure of any Affiliate to comply with any obligation of Novo applicable to the

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Affiliate under this Agreement, (iii) the failure of any Sublicensee to comply with any obligation under a sublicense granted by Novo hereunder, (iv) the promotion, distribution, use, testing, marketing, sale, or other disposition of any New Product, (v) any claim by a Third Party alleging that the use of the Novo Technology or the manufacture, sale or use of New Products infringes upon the Patent Rights of such Third Party, except to the extent such claims arise solely as a result of the use of Neose Technology, and (vi) any activities of Novo under this Agreement. Notwithstanding the foregoing, Novo shall have no obligation to indemnify, defend or hold harmless a Neose Indemnified Party for any Losses to the extent that such Losses were caused by (x) the negligence or willful misconduct of Neose, its Affiliates, sublicensees, or any of their respective employees, officers, directors, or agents, or (y) a breach by Neose of any of its representations and warranties set forth in Section 10.
               11.3 Indemnification Procedure. Each Party shall provide prompt written notice to the other of any actual or threatened Loss or claim therefor of which the other becomes aware; provided that the failure to provide prompt written notice shall only be a bar to recovering Losses to the extent that a Party was prejudiced by such failure. In the event of any such actual or threatened Loss or claim therefor, each Party shall provide the other information and assistance as the other shall reasonably request for purposes of defense and each Party shall receive from the other all necessary and reasonable cooperation in such defense including, but not limited to, the services of employees of the other Party who are familiar with the transactions or occurrences out of which any such Loss may have arisen. Each Party shall have the right to participate in and with respect to the defense of any Loss or Losses with counsel of its choosing whose fees shall be borne by the Party with liability for indemnification under Sections 11.1 or 11.2, as the case may be, and no Party shall have the right to settle any claim or agree to the entry of any judgment or other relief without the prior consent of the other Party, which consent shall not be withheld unreasonably.
               11.4 Consequential Damages. NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES SUFFERED BY SUCH OTHER PARTY AND ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), INCLUDING, WITHOUT LIMITATION, LOST PROFITS, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
               11.5 Insurance. During the term of the Supply Agreement, Neose agrees to obtain and maintain commercial general liability insurance with reputable and financially secure insurance carriers to cover the use of the Neose Technology in New Products, with limits of not less than ****** per occurrence and ****** in the aggregate. Novo agrees to maintain during the Term commercial general liability insurance with limits of not less than ****** per occurrence and ****** in the aggregate to cover its indemnification obligations under Section 11.2. In addition, Novo agrees to maintain during the Term clinical trials insurance and product liability insurance with limits reasonable to cover its indemnification obligations under Section 11.2. All insurance shall be procured with reputable and financially secure insurance carriers.

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     12. TERM AND TERMINATION
          12.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated in accordance with Section 12.2, shall terminate on the expiration of the last to expire patent included in the Neose Technology incorporating a Valid Patent Claim that would be infringed by making, using, selling, offering to sell, importing or exporting New Product, after which Novo shall have a perpetual, fully paid up, royalty free, exclusive (even as to Neose) license to commercialize New Product.
          12.2 Termination
               12.2.1 Termination of Project Plan. If the Project is terminated by mutual agreement, this Agreement will automatically terminate.
               12.2.2 No Commercial Sale. If after achievement of the milestone described in Section 3.2.2, Novo ceases to exert Commercially Reasonable Efforts toward the development or commercialization of New Product or wishes to terminate the development of New Product before Regulatory Approval of New Product for reasons other than toxicology findings, lack of clinical efficacy, side effects, lack of stability of formulation of the New Product, or regulatory restrictions relating, in each case, to New Product, Novo shall provide notice thereof to Neose, specifying the reasons therefor, together with a termination fee of ******, and this Agreement will terminate upon receipt by Neose of such notice and payment from Novo.
               12.2.3 Termination for Cause.
                    12.2.3.1 Breach. A Party shall have the right to terminate this Agreement at any time for a material breach of this Agreement by the other Party upon written notice by the non-breaching Party to the other Party describing such breach in reasonable detail and stating the non-breaching Party’s intention to terminate this Agreement, provided that the other Party shall have a period of ****** from the date of such notice to cure the breach, or, if such breach is not susceptible of being cured within such ****** period, and the breaching Party utilizes diligent good faith efforts to cure such breach, then such period shall be extended to ******. If such breach is cured within the applicable period, the termination notice shall become ineffective. Otherwise, the termination shall become effective upon the expiration without cure of the applicable period.
                    12.2.3.2 Bankruptcy. A Party shall have the right to terminate this Agreement at any time upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets of the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within ****** after the filing thereof.
                    12.2.3.3 Termination by Novo. Novo may terminate this Agreement at any time without cause upon ****** prior written notice to Neose of such termination, provided that Novo shall pay to Neose one hundred percent (100%) of all documented Neose Project-Related Costs and any other costs incurred or accrued by Neose prior to the effective date of such termination for the conduct of the Work Plan through the date of termination.

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          12.3 Effect of Termination or Expiration
               12.3.1 Prior Obligations. Termination or expiration of this Agreement shall not relieve the Parties of any obligation arising prior to the effective date of such termination or expiration and shall not constitute a waiver of any right of the Parties under this Agreement as a result of breach or default.
               12.3.2 Confidential Information. Upon the termination or expiration of this Agreement, each Recipient shall, as the Disclosing Party may direct, destroy or return to the Disclosing Party promptly all tangible materials provided to Recipient by the Disclosing Party that embody the Disclosing Party’s Confidential Information and shall erase or delete all of the Disclosing Party’s Confidential Information embodied in any magnetic, optical or intangible medium or stored or maintained on any information storage and/or retrieval device, and deliver to the Disclosing Party a certification of such destruction, return, erasure or deletion signed by an officer of the Disclosing Party.
               12.3.3 Survival. No termination under this Agreement shall constitute a waiver of any rights or causes of action that either Party may have for any acts or omissions or breach under this Agreement by the other Party prior to the termination date. The following Sections of this Agreement shall survive the expiration or any termination of this Agreement in accordance with their respective meanings: Sections 4.8, 5.1.2, 5.1.6, 5.2.2, 5.3, 5.5, 6, 9, 11, 12, 13, 15.1, 15.2, 17.1, 17.2, 17.3, 17.4, 17.5, 17.6, 17.7, 17.8, 17.9, 17.10, 17.11, 17.13, 17.14 and any other provision required to interpret this Agreement or any of the surviving provisions.
               12.3.4 Effect on Sublicensees. Any sublicenses granted by Novo hereunder shall automatically terminate or expire at the same time this Agreement terminates or expires.
          12.4 Alternate or Similar Products.
               12.4.1 In the event this Agreement is terminated by Novo prior to the commercialization of any New Product, other than (i) by reason of a Preclinical or Clinical Failure, or (ii) due to material breach by Neose, and Novo, alone or in conjunction with a third party, develops a product based on the Novo Materials and using any methods of ****** any New Product developed and tested in animals or humans under this Agreement (a “Similar Product”), Novo shall pay Neose within ****** after the first filing in any Nation or Region for Regulatory Approval for the Similar Product the amount of ******.
               12.4.2 In the event this Agreement is terminated by Novo prior to the commercialization of any New Product, other than (i) by reason of a Preclinical or Clinical Failure, or (ii) due to material breach by Neose, and Novo, alone or in conjunction with a third party, develops a product based on the Novo Materials and using any methods of ****** any New Product developed and tested in animals or humans under this Agreement (an “Alternate Product”), Novo shall pay Neose within ****** after the first filing in any Nation or Region for Regulatory Approval for the Alternate Product the amount of ******.

******	— Material has been omitted and filed separately with the Commission.

               12.4.3 For the purpose of this Section 12.4, “Preclinical or Clinical Failure” means that due to safety or toxicity reasons or due to a lack of efficacy, it is clear that all New Products have reached their furthest clinical trial and cannot be approved.
     13. DISPUTE RESOLUTION
          13.1 By Senior Officers. Except as otherwise provided in Section 9.3, all disputes arising under this Agreement will first be submitted in writing for dispute resolution to the Designated Representative of each Party. If the dispute is not resolved within forty-five (45) days, the dispute shall be referred to arbitration in accordance with Section 13.2.
          13.2 Arbitration
               13.2.1 Rules and Location. Except with respect to disputes arising under Section 9.3, all disputes arising between the Parties under this Agreement that have not been resolved in accordance with Section 13.1 shall be settled by arbitration conducted in accordance with the procedures of the International Chamber of Commerce (“ICC”). The version of the arbitration rules which are in force when the dispute occurs shall be decisive. The arbitration tribunal shall have one arbitrator, who shall be selected from the panels of the ICC by agreement of the Parties, provided, however that if the parties cannot agree on the arbitrator, the arbitration tribunal shall consist of three arbitrators, one selected by Neose, one selected by Novo, and the third selected by the other two arbitrators. The arbitration tribunal may also decide on the validity of the arbitration agreement. The place of the arbitration tribunal shall be Philadelphia, Pennsylvania. The arbitration proceedings, orders and writs shall be in the English language.
               13.2.2 Judgments. Any award rendered by the arbitrators shall be binding upon the Parties hereto and shall be final. Judgment upon the award may be entered in any court of record of competent jurisdiction.
               13.2.3 Expenses. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless otherwise ordered by the arbitrators.
     14. GOVERNMENT APPROVAL
          14.1 HSR Filing. Novo, in consultation with Neose, shall make the determination as to whether filing under the HSR Act is required. If any HSR filing is required, to the extent necessary, each Party shall file, as soon as practicable after the date this Agreement is executed, with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “Report”) required under the HSR Act with respect to the transactions as contemplated hereby and shall reasonably cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including but not limited to the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act. Each Party shall bear its own expenses, including, without limitation, legal fees, incurred in connection with preparing such filings.

******	— Material has been omitted and filed separately with the Commission.

          14.2 Obligations. Each Party shall use its good faith efforts to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.
          14.3 Additional Approvals. Each Party will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby. Neither Party shall be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining approval under the HSR Act or other governmental approvals of the transactions contemplated by this Agreement.
          14.4 Termination. If a Report is required to be filed under the HSR Act, either Party hereto may terminate this Agreement by written notice to the other Party, if, within one hundred twenty (120) days after this Agreement is signed by the Parties, approval of the transactions contemplated by this Agreement under the HSR Act has not been obtained or the notice and waiting period, as may be extended by the FTC, under the HSR Act has not expired without adverse action regarding this Agreement or the transactions contemplated hereby. If this Agreement is terminated pursuant to this Section 14.4, then, notwithstanding any provision in this Agreement to the contrary, neither Party hereto shall have any further obligation to the other Party with respect to the subject matter of this Agreement.
     15. COVENANTS. From and after the Restatement Date, each party covenants as follows:
          15.1 Novo Covenants. Novo agrees to not take any affirmative action, by itself or via a Third Party, to contest, limit or in any manner diminish the scope of Neose’s issued patents in any Nation or Region, or any of Neose’s current or future pending patent applications, each to the extent claiming Neose Intellectual Property, in any National or Regional Patent Office, and particularly agrees without limitation:
               15.1.1 Not to provoke an interference, or participate in an interference initiated by the United States Patent and Trademark Office (the “USPTO”) or file any application, or claim in any application under prosecution before the USPTO ,any claim that could reasonably be used to provoke an interference, against any Neose patent application or patent to the extent that such patent or patent application includes claims relating to Neose Intellectual Property, and further agrees to withdraw from prosecution any claim in a patent application owned or controlled by Novo

******	— Material has been omitted and filed separately with the Commission.

upon which an examiner in the USPTO proposes to base such an interference. Novo shall ensure that this covenant is binding on any assignee, purchaser, or transferee of a Novo Patent Right that could be used to provoke an interference with any of Neose’s current or future pending patent applications, each to the extent claiming Neose Intellectual Property.
               15.1.2 Not to initiate or participate in any ex parte or inter partes reexamination proceeding before the USPTO for any Neose patent including claims relating to Neose Intellectual Property.
               15.1.3 Not to initiate or participate in any opposition before any National or Regional Patent Office against any Neose patent including claims relating to Neose Intellectual Property.
               15.1.4 Not to file any third party observation or participate in any filing of a third party observation in any National or Regional Patent Office against any Neose patent application to the extent that such patent application includes claims relating to Neose Intellectual Property.
          15.2 Neose Covenants. Neose covenants that, to the extent that any Carved Factor VII Claims are subject to terminal disclaimers over any Neose Patent Rights, Neose shall not assign, sell, or otherwise transfer such Carved Factor VII Claims and such Neose Patent Rights in a manner resulting in separation of ownership between such Carved Factor VII Claims and such Neose Patent Rights. Neose shall ensure that this covenant is binding on any assignee, purchaser, or transferee of a Neose Patent Right, to the extent such assigned, purchased or transferred Patent Right contains any Carved Factor VII Claims.
     16. MUTUAL COOPERATION
          16.1 Novo shall use reasonable commercial efforts to notify Neose of, and to provide to Neose for review and comment, at least ten (10) days prior to filing, all patent claims arising out of, enabled by, to Novo’s knowledge infringing or otherwise covering the Neose Technology or Neose Improvements to be filed by Novo.
          16.2 ******:
          ******
          16.3 Novo shall use reasonable commercial efforts to fully disclose to Neose all pending patent applications of which it has knowledge that are based on the Novo Materials and would support any Neose License Claims.

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     17. MISCELLANEOUS
          17.1 Release. ******
          17.2 Force Majeure. Any delays in or failures of performance by either Party under this Agreement (other than failure to pay amounts due) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to: acts of God, earthquake, new regulations or laws of any government, strikes or other concerted acts of workers; fire, floods, explosions; riots; wars; rebellion; and, sabotage, and any time for performances under this Agreement shall be extended by the time of delay reasonably occasioned by such occurrence. Each Party agrees to notify the other promptly of any factor, occurrence or event coming to its attention that may affect its ability to meet its obligations under this Agreement.
          17.3 Notices. Any notice, consent or report (each, a “Notice”) required or permitted to be given by either Party under this Agreement shall be in writing and shall be either personally delivered or sent by facsimile (confirmed by internationally-recognized express courier), or by internationally-recognized express courier (such as Federal Express or DHL), to the other Party at its address set forth below, or such new address as may from time to time be supplied under this Agreement by a Party. Except as otherwise set forth in this Agreement, any Notice shall be effective upon receipt by the addressee. Provided that all postage or delivery charges are prepaid in full by the sender and the Notice has been addressed as set forth in this Agreement:
               17.3.1 if such Notice is sent by facsimile (confirmed by internationally recognized express courier which includes a copy of the report showing the date and time of transmission), then the Notice shall be deemed to be received upon transmission (if received on a business day) or the next business day following transmission; and
               17.3.2 if such Notice is sent by internationally-recognized express courier, then the Notice shall be deemed to be received two (2) business days after deposit with the courier service.
     If to Neose:
Neose Technologies, Inc.
102 Witmer Road
Horsham, PA 19044
Attention: General Counsel
Fax: 215-315-9100
     If to Novo Nordisk A/S:
Novo Nordisk A/S
Novo Allé
2880 Bagsvaerd
Denmark
Attention: Vice President, Business Development

******	— Material has been omitted and filed separately with the Commission.

Fax: 011-45-4442-1830
With a copy to the same address:
Attention: General Counsel
Fax: 011-45-4498-0670
     If to Novo Nordisk Health Care AG:
Novo Nordisk Health Care AG
Andreasstrasse 15
CH - 8050 Zurich Oerlikon
Switzerland
Attention: Head of Hematology Business Unit
Fax: 011-41-43-222-4404
          17.4 Governing Law. This Agreement and any controversy, claim or dispute arising under this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, United States of America, without regard to the conflicts of law principles of any jurisdiction.
          17.5 U.S. Export Laws and Regulations. The Parties hereby acknowledge that their rights and obligations under this Agreement may be subject to the laws and regulations of the United States of America relating to the export of products and technical information. Without limitation, each Party shall comply, and assist the other Party in complying, with all such laws and regulations.
          17.6 Assignment.
               17.6.1 Consent of Other Party. Neither Party may assign any of its rights or obligations under the Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided that either Party may assign (i) any of its rights or obligations under this Agreement in any country to any of its Affiliates, for so long as they remain Affiliates, and (ii) all of its rights or obligations under this Agreement in connection with the merger or similar reorganization or sale of all or substantially all of its assets or a sale of that part of its business relating to the subject matter of the Agreement. A Party shall notify the other Party in writing upon making such assignment.
               17.6.2 Certain Assignments by Neose. In the event that Neose assigns all of its rights or obligations under this Agreement in connection with the merger or similar reorganization or sale of all or substantially all of its assets or a sale of that part of its business relating to the subject matter of this Agreement, Novo may, within the thirty (30)-day period following receipt of notice from Neose of such assignment, elect to proceed under this Section 15.5.2 with respect to the provision of any reports required under this Agreement and/or other disclosure of Confidential Information by Novo hereunder. Novo shall make such election by notice in writing addressed to Neose and its successor at the address of Neose set forth in Section

******	— Material has been omitted and filed separately with the Commission.

15.2.3(as amended). From and after an election by Novo under this Section 15.5.2, Novo shall be entitled to provide reports required under this Agreement, and/or to provide any other Confidential Information hereunder, to an independent certified public auditing firm selected by Neose’s successor and reasonably acceptable to Novo, in lieu of providing such reports and/or Confidential Information to Neose’s successor. Such auditing firm shall report to Neose’s successor only (i) whether or not the reports submitted by Novo are accurate and conform to any related payments made to Neose’s successor and (ii) whether or not, in respect of other matters relating to such reports and/or Confidential Information, Novo has complied with its obligations under this Agreement. Novo shall be responsible for and promptly shall pay all fees and expenses of the auditing firm in connection with its services rendered in accordance with this Section 15.5.2.
               17.6.3 Binding Effect. Any purported assignment in violation of this Section 15.5 shall be null and void. This Agreement shall bind and inure to the benefit of each Party and its respective permitted successors and assigns.
          17.7 Amendments. No change, modification, extension, termination or waiver of the Agreement, or any of the provisions in this Agreement contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties to this Agreement.
          17.8 Independent Contractors. The Parties to this Agreement are acting as independent contractors and shall not be considered partners, joint venturers or agents of the other. Neither Party shall have the right to act on behalf of, or to bind, the other.
          17.9 Severability. The provisions of this Agreement are intended to be severable. If any one or more of the provisions of this Agreement is or becomes invalid, is ruled illegal by a court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the Term, it is the intention of the Parties that the remainder of the Agreement shall not be affected thereby and shall continue to be construed to the maximum extent permitted by law at such time. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there shall be substituted or added as part of this Agreement by such court of competent jurisdiction or any arbitrator(s) appointed pursuant to Section 13.2, a provision which shall be as similar as possible, in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.
          17.10 Waiver. The waiver by either Party to this Agreement of any right under this Agreement or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right under this Agreement or of any other breach or failure by said other Party whether of a similar nature or otherwise.
          17.11 No Third Party Beneficiaries. Each of Neose and Novo intend that only Neose and Novo will benefit from, and are entitled to enforce the provisions of, this Agreement and that no Third Party beneficiary is intended under this Agreement.
          17.12 Descriptive Headings; Section and Exhibit References. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to a Section or Exhibit shall be interpreted as references to the respective Section or Exhibit of this Agreement unless the context requires otherwise.

******	— Material has been omitted and filed separately with the Commission.

          17.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          17.14 Entire Agreement. This Agreement, including all exhibits to this Agreement (the “Attachments”), and the Research and Development Collaboration Agreement between the Parties dated October 28, 2002 embody the entire understanding between the Parties and supersede any prior understanding and/or other agreements between and among them respecting the development of the New Product. Both this Agreement and the Research and Development Collaboration Agreement between the Parties dated October 28, 2002 shall remain in effect in accordance with their respective terms from and after the date on which this Agreement is executed and delivered by the Parties. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties to this Agreement relating to the subject matter of this Agreement, which are not fully expressed in this Agreement. If any provisions of any such Attachment conflict with any provisions set forth in this Agreement, the provisions of this Agreement shall take precedence. The Parties acknowledge and agree that the Mutual Nondisclosure Agreement remains in full force and effect with respect to any and all subject matter other than the subject matter of this Agreement or the Factor VIII and IX Agreement.
                    IN WITNESS WHEREOF, the undersigned Parties, acting through their duly authorized representatives, have executed this Agreement in multiple counterparts.

NEOSE TECHNOLOGIES, INC.

By:	/s/ George J. Vergis
Name:	George J. Vergis
Title:	President & CEO

NOVO NORDISK A/S

By:	/s/ Mads Krosgaard Thomsen
Name:	Mads Krosgaard Thomsen
Title:	Executive Vice President

******	— Material has been omitted and filed separately with the Commission.

NOVO NORDISK HEALTH CARE AG

By:	/s/ Kåre Schultz
Name:	Kåre Schultz
Title:	Chief Operating Officer

******	— Material has been omitted and filed separately with the Commission.

Exhibit 1.23
******

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Exhibit 1.30
******

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Exhibit 2.2
******

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Exhibit 3.2.1
******

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Exhibit 3.5
******

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Exhibit 5.1.3
NEOSE TECHNOLOGIES, INC.
FORM OF REQUIRED AGREEMENT FOR PROPOSED SUBLICENSEES
     This CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of this ___ day of                     , 200_, by and between Neose Technologies, Inc., a Delaware corporation (“Neose”), and                                          , a                      corporation (“Recipient”).
BACKGROUND
     Neose has developed and continues to develop proprietary technologies and related know-how for the glycosylation, design and remodeling of proteins, peptides and antibodies, including, but not limited to its GlycoAdvanceTM, GlycoPEGylation™ and GlycoConjugation™ technologies (collectively, the “Technology”). Pursuant to a Research, Development and License Agreement dated ___, 2003 (the “License Agreement”), Neose has granted Novo Nordisk A/S, a Danish corporation, and Novo Nordisk Health Care AG, a Swiss corporation (collectively,“Novo”), certain exclusive worldwide rights under the Technology throughout the world, including certain rights to sublicense. Novo desires to sublicense to Recipient certain rights granted to Novo under the License Agreement. Novo, therefore, desires to disclose to Recipient confidential and proprietary information, which is a part of the Technology and is considered valuable by Neose. As a condition to Novo disclosing such confidential and valuable proprietary information to Recipient, Recipient is entering into this Agreement for Neose’s benefit.
     NOW, THEREFORE, in consideration of the foregoing premises and in consideration of Novo disclosing Neose’s confidential and proprietary information to Recipient, and intending to be legally bound hereby, Recipient agrees as follows:
Definitions
     “Confidential Information” means any and all proprietary or confidential information of Neose disclosed to Recipient, including, without limitation, all technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, service plans, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Recipient related to Neose, either directly or indirectly, in writing, orally or by drawings or

******	— Material has been omitted and filed separately with the Commission.

inspection of documents or other tangible property. The fact that a given piece of information is marked or identified as confidential or proprietary shall conclusively indicate that such information is considered Confidential Information, but the failure to so mark information shall not conclusively determine that such information was or was not considered Confidential Information.
     “Neose Know-How” means any and all formulae, procedures, processes, methods, designs, know-how, show-how, trade secrets, discoveries, inventions (whether or not patentable), patent applications, licenses, software and source code, programs, prototypes, designs, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship, whether or not reduced to writing, controlled by Neose and relating to the Technology
     “Neose Patents” means all patents and patent applications (including all corresponding foreign patents and patent applications, all divisions, continuations, continuations-in-part, reissues, renewals, extensions and additions to any such patents or patent applications) relating to the Technology licensed by Neose to Novo under the License Agreement.
     “Neose Technology” means the Neose Know-How and Neose Patents.
     “Person” means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, syndicate, sole proprietorship, unincorporated organization, government, governmental agency, authority or instrumentality, or any other form of entity not specifically listed in this Agreement.
     “Product” means any of the “Novo Materials” (as defined in the License Agreement modified by using the Neose Technology.
     “Sublicense Agreement” means the agreement under which Novo sublicenses to Recipient certain rights granted by Neose to Novo under the License Agreement.
     “Third Party” means any Person other than Recipient, Neose or Novo.
Non-Disclosure; Non-Use; Reasonable Care
     Non-Disclosure. Without the prior written consent of an authorized officer of Neose, Recipient shall not, directly or indirectly, disclose to any Third Party any Confidential Information or Neose Know-How.
     Non-Use. Without the prior written consent of an authorized officer of Neose, Recipient shall not, directly or indirectly, use any of the Confidential Information or Neose Technology for its own benefit or for the benefit of any Third Party.

******	— Material has been omitted and filed separately with the Commission.

     Reasonable Care. Recipient shall take all reasonable measures to protect the secrecy of, and avoid the unauthorized disclosure or use of, the Confidential Information and Neose Technology, including, without limitation, the following: (i) Recipient shall exercise the highest degree of care that Recipient uses to protect Recipient’s own confidential and proprietary information of a similar nature; (ii) Recipient shall disclose Confidential Information and/or Neose Know-How only to its employees and contractors who have a need to know; and (iii) Recipient shall require anyone who has access to any of the Confidential Information and/or Neose Know-How to sign or be a party to an effective agreement with Recipient, applicable to the Confidential Information and Neose Know-How, containing provisions that are substantially similar to the terms of this Agreement. Recipient shall notify Neose in writing of any disclosure, misuse or misappropriation of any Confidential Information or Neose Technology that may come to Recipient’s attention.
Acknowledgements. Recipient acknowledges and agrees that: (i) this Agreement is necessary for the protection of the legitimate business interests of Neose; (ii) the execution of this Agreement by an authorized representative of Recipient and delivery of this Agreement to Neose is a mandatory condition precedent to Novo disclosing any Confidential Information and any information concerning the Neose Technology to Recipient, without which Neose would not permit Novo to disclose such information; (iii) neither Neose nor Novo has granted to Recipient any rights under the Neose Technology in any manner; and (iv) because of the unique nature of the Confidential Information and Neose Technology and its broad applicability to the manufacture and remodeling of glycoproteins, Neose will not have an adequate remedy at law if Recipient breaches any term of this Agreement.
Return of Materials. Upon the earlier of termination of Novo’s license to the Neose Technology under the License Agreement or termination of the Sublicense Agreement, Recipient shall: (i) discontinue all use of the Confidential Information and Neose Technology; (ii) destroy any and all items in its possession containing any Confidential Information or Neose Technology; and (iii) certify in writing to Neose, within ten (10) days after Neose’s request therefor, that Recipient has taken all actions described in this Section 4.
Intellectual Property
     Ownership Rights. All right, title and interest under patent, copyright, trade secret and trademark law and any other intellectual property or other law (collectively, “Ownership Rights”), in and to the Confidential Information and Neose Technology shall remain at all times with Neose. Any and all Ownership Rights to developments, discoveries, inventions, additions, amendments, modifications, ideas, processes, methods, compositions, formulae, techniques, information and data, whether or not patentable, relating to the Neose Technology, which is made, conceived or reduced to practice by Neose, Novo or Recipient or any combination of them (“Neose Improvements”) shall be owned by Neose and shall be deemed to part of the Neose Technology for all purposes.

******	— Material has been omitted and filed separately with the Commission.

     Assignment. To the extent that Recipient may retain any Ownership Rights in any Neose Improvements, Recipient hereby irrevocably assigns and transfers to Neose any and all such Ownership Rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and Neose shall be entitled to receive and hold in its own name all such Ownership Rights. With respect to any Ownership Rights that Recipient may assign and transfer to Neose under this Section 5.2, at the request of Neose, and at Neose’s expense, either before or after termination of this Agreement, Recipient shall assist Neose in acquiring and maintaining patent, copyright, trade secret and trademark protection upon, and confirming Neose’s title in and to, any such Ownership Rights. Recipient’s assistance shall include, but shall not be limited to, signing all applications, and any other documents and instruments for patent, copyright and any other proprietary rights, cooperating in legal proceedings, and taking any other actions considered necessary or desirable by Neose. For the purpose of facilitating the above assignment, Recipient agrees that any and all employees and contractors employed or engaged by Recipient and providing any service in connection with the use of the Neose Technology, prior to providing such service, shall have agreed in writing to covenants consistent with Recipient’s covenants set forth in this Section 5.2
Exceptions. The non-disclosure obligations with respect to Confidential Information and Neose Know-How set forth in Section 2.1 shall not apply to any information that: (i) at the time of disclosure by or on behalf of Novo or Neose to Recipient is in, or after disclosure by or on behalf of Novo or Neose becomes part of, the public domain through no improper act on the part of Recipient or on the part of any of Recipient’s employees, independent contractors, advisors or consultants; (ii) is disclosed, published or disseminated by Neose without any confidentiality constraints; (iii) was in Recipient’s possession free of any obligation of non-disclosure or non-use at the time of disclosure to Recipient, as shown by written evidence; (iv) Recipient receives from a Third Party free of any obligation of non-disclosure or non-use, but only if such Third Party had no direct or indirect obligation to Neose not to disclose such information; (v) was developed by Recipient independent of information received hereunder, as shown by its written records; or (vi) subject to Section 7, is required to be disclosed by law or pursuant to legal, judicial or administrative process.
Notice of Required Disclosure. If Recipient is required by judicial or administrative process to disclose any Confidential Information or Neose Know-How, then Recipient shall promptly notify Neose and, before disclosing such Confidential Information or Neose Know-How, allow Neose a reasonable time to oppose such process.
Successors; Assignment. This Agreement shall be binding upon Recipient and Recipient’s successors and assigns and inure to the benefit of Neose and its successors and assigns. Recipient may not assign its rights or delegate its obligations under this Agreement, in whole or in part, except with the prior written consent of Neose, which consent shall not be unreasonably withheld. Neose may assign this Agreement without seeking or obtaining Recipient’s consent.

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Governing Law. This Agreement and any controversy, claim or dispute arising under this Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Pennsylvania, United States of America, without regard to the conflicts of law principles of any jurisdiction.
Remedies. In addition to any other remedies that may be available, at law, in equity or otherwise, Neose shall be entitled to obtain injunctive relief to enforce the provisions of this Agreement without necessity of posting bond.
Entire Agreement. This Agreement contains the entire agreement and understanding relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings. This Agreement may not be changed or modified, except in a writing signed by both Neose and Recipient. The failure or delay of Neose to exercise any right under this Agreement shall not be deemed a waiver of any rights under this Agreement.
     IN WITNESS WHEREOF, each party has caused its authorized representative to execute this Agreement as of the date first written above.

NEOSE TECHNOLOGIES, INC.	[INSERT NAME OF RECIPIENT]

By:	By:

Name:	Name:

Title:	Title:

******	— Material has been omitted and filed separately with the Commission.

Exhibit 17.1
******

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